EXHIBIT 10.13

CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

EXECUTION VERSION

MASTER CLINICAL TRIAL COLLABORATION AND SUPPLY AGREEMENT

This MASTER CLINICAL TRIAL COLLABORATION AND SUPPLY AGREEMENT (this “Agreement”), made as of May 29, 2018 (the “Effective Date”), is by and between Regeneron Pharmaceuticals, Inc., having a place of business at 777 Old Saw Mill River Road, Tarrytown, NY 10591 (“Regeneron”), and Replimune Group Inc. having a place of business at 18 Commerce Way, Woburn MA 01801 (“Replimune”).  Regeneron and Replimune are each referred to herein individually as a “Party” and collectively as the “Parties”.

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A.            Regeneron holds intellectual property rights with respect to the Regeneron Compound (as defined below).

B.            Replimune holds intellectual property with respect to the Replimune Compound (as defined below).

C.            Replimune is developing the Replimune Compound for the treatment of certain tumor types.

D.            Regeneron is developing the Regeneron Compound for the treatment of certain tumor types.

F.             The Parties now wish to undertake one or more Combination Clinical Trials (as defined below) in which the Replimune Compound and the Regeneron Compound would be dosed concurrently or in combination to treat various types of cancer (each, a “Study”, as defined below).  For each such Study, the Parties are to complete and enter into a Study Plan (as defined below), which, among other items, identifies the Party that is the Sponsoring Party for such Study and includes the Protocol, Budget, Sample Testing and Clinical Obligations Schedule (each as defined below) for such Study.

G.            Regeneron and Replimune, consistent with the terms of this Agreement, desire to collaborate as more fully described herein, including by providing the Regeneron Compound and the Replimune Compound for each Study.

NOW, THEREFORE, in consideration of the premises and of the following mutual promises, covenants and conditions, the Parties, intending to be legally bound, mutually agree as follows:

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1.                                      Definitions.

For all purposes of this Agreement, the capitalized terms defined in this Article 1 and throughout this Agreement shall have the meanings herein specified.

1.1      “Affiliate” means, with respect to either Party, a firm, corporation or other entity which directly or indirectly owns or controls said Party, or is owned or controlled by said Party, or is under common ownership or control with said Party.  The word “control” means (i) the direct or indirect ownership of fifty percent (50%) or more of the outstanding voting securities of a legal entity, or (ii) possession, directly or indirectly, of the power to direct the management or policies of a legal entity, whether through the ownership of voting securities, contract rights, voting rights, corporate governance or otherwise.

1.2      “Agreement” means this agreement, as amended by the Parties from time to time, and as set forth in the preamble.

1.3      “Applicable Law” means all federal, state, local, national and regional statutes, laws, rules, regulations and directives applicable to a particular activity hereunder, including performance of clinical trials, medical treatment and the processing and protection of personal and medical data, that may be in effect from time to time, including those promulgated by the United States Food and Drug Administration (“FDA”), the European Medicines Agency (“EMA”) and any successor agency to the FDA or EMA or any agency or authority performing some or all of the functions of the FDA or EMA in any jurisdiction outside the United States or the European Union (each a “Regulatory Authority” and collectively, “Regulatory Authorities”), and including without limitation cGMP and GCP (each as defined below); all data protection requirements such as those specified in the EU Data Protection Directive and the regulations issued under the United States Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); export control and economic sanctions regulations which prohibit the shipment of United States-origin products and technology to certain restricted countries, entities and individuals; anti-bribery and anti-corruption laws pertaining to interactions with government agents, officials and representatives; laws and regulations governing payments to healthcare providers; and any United States or other country’s or jurisdiction’s successor or replacement statutes, laws, rules, regulations and directives relating to the foregoing.

1.4      “Audit Arbitrator” has the meaning set forth in Section 7.3.3.

1.5      “Budget” has the meaning set forth in Section 7.1.

1.6      “Business Day” means any day other than a Saturday, Sunday or any public holiday in the country where the applicable obligations are to be performed.

1.7      “Calendar Quarter” means a three-month period beginning on January, April, July or October 1st.

1.8      “Calendar Year” means a one-year period beginning on January 1st and ending on December 31st.

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1.9      “cGMP” means the current Good Manufacturing Practices officially published and interpreted by EMA, FDA and other applicable Regulatory Authorities that may be in effect from time to time and are applicable to the Manufacture of the Compounds.

1.10    “Change of Control” means with respect to a Party: (1) the sale of all or substantially all of such Party’s assets or business relating to this Agreement; (2) a merger, reorganization or consolidation involving a Party in which the voting securities of such Party outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (3) a person or entity, or group of persons or entities, acting in concert acquire more than fifty percent (50%) of the voting equity securities or management control of the Party.

1.11    “Clinical Data” means, for each Study, the data and results generated under such Study, including such Study’s Sample Testing Results.

1.12    “Clinical Supply Quality Agreement” means a Clinical Supply Quality Agreement the Parties agree to enter into for a particular Study.

1.13    “Clinical Obligations Schedule” means, for each Study, the schedule attached to the Study Plan for such Study setting forth the obligations of the Parties in connection with the conduct of the applicable Study.

1.14    “Collaboration Know-How” has the meaning set forth in Section 10.1.1.

1.15    “Combination” means the use or method of using the Replimune Compound and the Regeneron Compound in concomitant or sequential administration.

1.16    “Combination Clinical Trial” means a clinical trial to be conducted under this Agreement for the Combination.

1.17    “Competitive Study” has the meaning set forth in Section 2.7.

1.18    “Compounds” means the Replimune Compound and the Regeneron Compound.  A “Compound” means either the Replimune Compound or the Regeneron Compound, as applicable.

1.19    “Confidential Information” means any information, Know-How or other proprietary information or materials furnished to one Party by the other Party in connection with this Agreement or a Study Plan, except to the extent that it can be established by the receiving Party that such information or materials: (a) were already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the disclosing Party as demonstrated by competent business records; (b) were generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party; (c) became generally available to the public or otherwise part of the public domain after their disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; (d) were disclosed to the receiving Party by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or (e) were subsequently developed by the

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receiving Party without use of or reference to the Confidential Information as demonstrated by competent business records.

1.20    “Continuing Party” has the meaning set forth in Section 10.1.2.

1.21    “CTA” means an application to a Regulatory Authority for purposes of requesting the ability to start or continue a clinical trial.

1.22    “Development Costs” means, [ ]*, in each case, that are incurred as an expense in accordance with such Party’s accounting standards (consistently applied) and consistent with the applicable Study Plan and Budget for such Study; provided that in all cases, Development Costs [ ]*. For clarity, Development Costs will be calculated separately for each Study.

1.23    “Development FTE Cost” means, for a given period, the Development FTE Rate multiplied by the number of FTEs in such period utilized in connection with a Study (and other activities related thereto as set forth in the Study Plan, including regulatory activities).

1.24    “Development FTE Rate” means a rate of [ ]*; provided that, starting January 1, 2019, [ ]* (as of January 1 of a given Calendar Year).

1.25    “Disposition Package” has the meaning set forth in Section 8.7.1.

1.26    “Dispute” has the meaning set forth in Section 21.1.

1.27    “Effective Date” has the meaning set forth in the preamble.

1.28    “EMA” has the meaning set forth in the definition of Applicable Law.

1.29    “Exclusive Negotiation Period” has the meaning set forth in Section 2.7.

1.30    “Final Study Report” means, for each Study, the final written report on the results of such Study as prepared by the Responsible Party for such Study.

1.31    “First Site Ready” means, for a Study, the date on which the first clinical site has all deliverables in place to support patient enrollment in such Study.

1.32    “FDA” has the meaning set forth in the definition of Applicable Law.

1.33    “FTE” means [ ]* devoted to or in support of the conduct of a Study under a Study Plan and that is carried out by one or more employees of Replimune or Regeneron (or their respective Affiliates), as applicable, or any prorated portion thereof.

1.34    “GCP” means the Good Clinical Practices officially published by EMA, FDA and the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH) that may be in effect from time to time and are applicable to the testing of the Compounds.

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1.35    “Government Official” means: (a) any officer or employee of a government or any department, agency or instrument of a government; (b) any person acting in an official capacity for or on behalf of a government or any department, agency, or instrument of a government; (c) any officer or employee of a company or business owned in whole or part by a government; (d) any officer or employee of a public international organization such as the World Bank or United Nations; (e) any officer or employee of a political party or any person acting in an official capacity on behalf of a political party; and/or (f) any candidate for political office; who, when such Government Official is acting in an official capacity, or in an official decision-making role, has responsibility for performing regulatory inspections, government authorizations or licenses, or otherwise has the capacity to take decisions with the potential to affect the business of either of the Parties.

1.36    “HIPAA” has the meaning set forth in the definition of Applicable Law.

1.37    “IND” means the Investigational New Drug Application filed or to be filed with the FDA as described in Title 21 of the U.S. Code of Federal Regulations, Part 312, and the equivalent application in the jurisdictions outside the United States, including an “Investigational Medicinal Product Dossier” filed or to be filed with the EMA.

1.38    “Inventions” means all inventions and discoveries that are made or conceived in the performance of a Study.

1.39    “Jointly Owned Invention” has the meaning set forth in Section 10.1.1.

1.40    “Joint Patent Application” has the meaning set forth in Section 10.1.2.

1.41    “Joint Patent” means a patent that issues from a Joint Patent Application.

1.42    “Know-How” means any proprietary invention, innovation, improvement, development, discovery, computer program, device, trade secret, method, know-how, process, technique or the like, including manufacturing, use, process, structural, operational and other data and information, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained and whether or not patentable or copyrightable, that is not generally known or otherwise in the public domain.

1.43    “Liability” has the meaning set forth in Section 14.2.1.

1.44    “Manufacture,” “Manufactured,” or “Manufacturing” means all stages of the manufacture of a Compound, including planning, purchasing, manufacture, processing, compounding, storage, filling, packaging, waste disposal, labeling, leafleting, testing, quality assurance, sample retention, stability testing, release, dispatch and supply, as applicable.

1.45    “Manufacturer’s Release” or “Release” has the meaning ascribed to such term in the Clinical Supply Quality Agreement.

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1.46    “Manufacturing Site” means the facilities where a Compound is Manufactured by or on behalf of a Party, as such Manufacturing Site may change from time to time in accordance with Section 8.6.

1.47    “Non-Conformance” means, with respect to a given unit of Compound, an event that deviates from (i) the approved Specifications for such Compound; (ii) the applicable Clinical Supply Quality Agreement; and (iii) all Applicable Law, including cGMP and health, safety and environmental protections.

1.48    “Non-filing Party” has the meaning set forth in Section 10.1.2.

1.49    “Non-Responsible Party” means, with respect to a right or obligation under this Agreement, including any Study Plan, the Party that is not the Responsible Party with respect to such right or obligation.

1.50    “Non-Sponsor Party” means, for each Study, the Party that is not the Sponsor of such Study.

1.51    “Oncolytic Virus” means any HSV-1 virus or virus derivative (i.e. either wild type or as engineered by genetic insertion, alteration and/or deletion) which includes virus replication in its intended anti-tumor mode of action.

1.52    “Opting-Out Party” has the meaning set forth in Section 10.1.2.

1.53    “Other Party’s Compound” means, with respect to Replimune, the Regeneron Compound, and with respect to Regeneron, the Replimune Compound.

1.54    “Party” has the meaning set forth in the preamble.

1.55    “PD-1 Antagonist” means [ ]*

1.56    “Pharmacovigilance Agreement” means a pharmacovigilance agreement the Parties agree to enter into to cover a particular Study.

1.57    “Protocol” means, for each Study, the written documentation that describes such Study and sets forth specific activities to be performed as part of the conduct of such Study.  The final Protocol shall be agreed as set forth in Section 4.1.

1.58    “Regeneron Compound” means [ ]* that targets [ ]* and is formulated for IV administration. For the purposes of Sections 2.3, 2.5, 3.3 and Article 8, reference to the Regeneron Compound shall also include any [ ]*.

1.59    “Regeneron Compound Specific Clinical Data” has the meaning set forth in Section 3.7.

1.60    “Regulatory Approvals” means, with respect to a compound and a country, any and all permissions (other than the Manufacturing approvals) required to be obtained from Regulatory Authorities and any other competent authority for the development, registration,

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importation, use (including use in clinical trials), distribution, sale and marketing of such compound in such country, including any pricing or reimbursement approvals.

1.61    “Regulatory Authorities” has the meaning set forth in the definition of Applicable Law.

1.62    “Replimune Compound” means any of Replimune’s proprietary oncolytic viruses.  For the purposes of Sections 2.3, 2.5, 3.3 and Article 8, reference to the Replimune Compound shall also include any RP-1 placebo that is part of any Study.

1.63    “Replimune Compound Specific Clinical Data” has the meaning set forth in Section 3.7.

1.64    “Responsible Party” means, for each Study, that Party expressly designated in Articles 1 through 25 of this Agreement or in the applicable Study Plan for such Study as the responsible party with respect to a particular activity or obligation in connection with the conduct of such Study.  Unless explicitly stated otherwise in this Agreement or in the applicable Study Plan, the Responsible Party shall be the Sponsoring Party.

1.65    “Samples” means, for each Study, the samples described in the applicable Study Plan for such Study.

1.66    “Sample Testing” means, for each Study, the studies to be performed by each Party using the applicable Samples for such Study as set forth in the applicable Study Plan.

1.67    “Sample Testing Results” means, for each Study, those results arising from the Sample Testing that are to be shared between Regeneron and Replimune, as set forth in the applicable Study Plan for such Study.

1.68    “Specifications” means, with respect to a Compound to be used in a Study, the set of requirements for such Compound as set forth in the Clinical Supply Quality Agreement covering such Study.

1.69    “Sponsoring Party” means, for each Study, the sponsor of such Study as the term “sponsor” is defined in Title 21 C.F.R. Part 312.3(b).  Each Study Plan for a Study will expressly state which of the Parties shall be the Sponsoring Party for such Study.

1.70    “Study” means each clinical trial to be conducted under this Agreement pursuant to an executed Study Plan for the concomitant or sequenced administration of the Regeneron Compound and the Replimune Compound as outlined in the Protocol that is attached to the applicable Study Plan, which Protocol may be amended by the JDC in accordance with Section 4.1.  Each Study will be a Combination Clinical Trial in subjects with the tumor type identified in the applicable Study Plan.

1.71    “Study Completion” has the meaning set forth in Section 3.9.

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1.72    “Study Effective Date” means the effective date of the applicable Study Plan as set forth on such Study Plan.

1.73    “Study Plan” means, for each Study, the plan substantially in the form of Appendix A, including all Exhibits thereto, that is completed and entered into by the Parties for such Study as further described in Section 2.1.

1.74    “Subsequent Study” has the meaning set forth in Section 2.7.

1.75    “Taxes” has the meaning set forth in [ ]*.

1.76    “Toxicity and Safety Data” means all clinical adverse event information and/or patient-related safety data, as more fully described in the Pharmacovigilance Agreement.

1.77    “Third Party” means any person or entity other than Replimune, Regeneron or their respective Affiliates.

2.                                      Scope of the Agreement.

2.1      The Parties intend to undertake one or more Studies under this Agreement to evaluate the Combination in subjects with certain cancer or tumor types.  Prior to the commencement of each Study, the Parties shall complete and enter into a Study Plan for such Study substantially in the form of Appendix A.  The Study Plan for each Study shall be sequentially numbered and shall set forth: (a) the Sponsoring Party for such Study; (b) the Project Manager for each Party; (c) the Protocol for such Study, or a Protocol synopsis if the final Protocol has not been agreed to by the Parties prior to the Study Effective Date; (d) a schedule setting forth the quantities and timelines for the supply of each Party’s Compound for such Study as further described in Article 8; (e) the applicable Samples to be obtained and Sample Testing for such Study; (f) the Clinical Obligations Schedule for such Study; (g) the budget and cost-sharing arrangement for such Study, if applicable, as further described in Section 4.1; (h) the Study Effective Date for such Study Plan; and (i) any mutually agreed upon deviations from the terms of this Agreement, or additional terms that are necessary for the performance of such Study by the Parties as determined by the JDC.  Each Study Plan shall come into full force and effect upon execution and delivery thereof by both of the Parties.  Neither Party shall have any obligation to enter into any Study Plan.  In the event of conflict between the terms described in Articles 1 through 25 of this Agreement and the terms of any Study Plan, the terms of Articles 1 through 25 of this Agreement shall govern and control unless otherwise explicitly stated as an intended change from Articles 1 through 25 of this Agreement in such Study Plan.

2.2      Each Party shall contribute to each Study such resources as are necessary to fulfill its obligations as set forth in this Agreement or any Study Plan.

2.3      Each Party shall grant and hereby grants the other Party a non-exclusive license under its intellectual property and the intellectual property of its Affiliates, for the sole purpose of the other Party’s performance of activities under an in accordance with the relevant Study Plan.

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2.4      Each Party agrees to act in good faith in performing its obligations under this Agreement and shall notify the other Party as promptly as possible in the event of any Manufacturing or other delay that is likely to adversely affect supply of its Compound or timely performance of its obligations as contemplated by this Agreement or any Study Plan.

2.5      Replimune agrees to Manufacture and supply the Replimune Compound for purposes of each Study as set forth in Article 8, and Replimune hereby represents and warrants to Regeneron that, at the time of Delivery of the Replimune Compound, such Replimune Compound shall have been Manufactured and supplied in compliance with: (i) the Specifications for the Replimune Compound; (ii) the applicable Clinical Supply Quality Agreement; and (iii) all Applicable Law, including cGMP and health, safety and environmental protections.  Regeneron agrees to Manufacture and supply the Regeneron Compound for purposes of each Study as set forth in Article 8, and Regeneron hereby represents and warrants to Replimune that, at the time of Delivery of the Regeneron Compound, such Regeneron Compound shall have been Manufactured and supplied in compliance with: (a) the Specifications for the Regeneron Compound; (b) the Clinical Supply Quality Agreement; and (c) all Applicable Law, including cGMP and health, safety and environmental protections.  Without limiting the foregoing, each Party is responsible for obtaining all regulatory approvals (including facility licenses) that are required to Manufacture its Compound in accordance with Applicable Law (provided that for clarity, the Sponsoring Party shall be responsible for obtaining Regulatory Approvals for each Study as set forth in Section 3.5).

2.6      Each Party shall have the right to subcontract any portion of its obligations hereunder to subcontractors, provided that the subcontracting Party shall consult with the JDC regarding the use of such Third Parties in the performance of such obligations (but for clarity, shall not have the right to approve such Third Parties), and further provided that such Party shall remain solely and fully liable for the performance of such subcontractors.  Each Party shall ensure that each of its subcontractors performs its obligations pursuant to the terms of this Agreement, including the Appendices attached hereto.  Each Party shall use reasonable efforts to obtain and maintain copies of documents relating to the obligations performed by such subcontractors that are held by or under the control of such subcontractors and that are required to be provided to the other Party under this Agreement. The non-Sponsoring Party, through the JDC shall have the right to review and comment on (but for clarity, shall not have the right to approve) the site template used by the Sponsoring Party or any clinical research organization used by the Sponsoring Party for the Study.

2.7      Third Party Collaborations and Time Limited ROFN.

(a)           With respect to (i) the first Study which is agreed to be in Cutaneous Squamous Cell Carcinoma and set forth in the Study Plan and will be mutually agreed to promptly following the Effective Date in accordance with Section 4.1 and (ii) any other Study mutually agreed to after the Effective Date for which the Parties have mutually agreed that this Section 2.7(a) should apply, during the period commencing with the date of first patient/first dose for such Study and ending twelve (12) months thereafter, Replimune will not except as otherwise provided in this Section 2.7(a), (i) collaborate with a Third Party to initiate (i.e., enroll a subject), (ii) enter into an arrangement with a Third Party to receive discounted or free supply of a PD-1 Antagonist, (iii) financially support or (iv) otherwise provide Replimune Compound, in each case for a study for the use of the Replimune Compound and a PD-1 Antagonist in concomitant or sequential administration in patients having the same tumor type identified in the Study Plan for such Study (each of (i), (ii), (iii) and (iv), a “Replimune Competitive Study”). Replimune’s performance of a study for the use of the Replimune Compound and a marketed PD-1 Antagonist in concomitant or sequential administration shall not be deemed to be a Replimune Competitive Study if the PD-1 Antagonist is acquired on the open market and Replimune is not collaborating with the Third Party who is developing or commercializing such PD-1 Antagonist in the conduct of such study. The foregoing obligation shall not apply to (i) any study which otherwise meets the definition of a Replimune Competitive Study but which study is to be conducted in or for patients or subjects in [ ]* or (ii) the following existing Replimune study with the Replimune Compound: [ ]*.

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(b)           With respect to (i) the first Study which is agreed to be in Cutaneous Squamous Cell Carcinoma and set forth in the Study Plan and will be mutually agreed to promptly following the Effective Date in accordance with Section 4.1 and (ii) any other Study mutually agreed to after the Effective Date for which the Parties have mutually agreed that this Section 2.7(b) should apply, during the period commencing with the date of first patient/first dose for such Study and ending twelve (12) months thereafter, Regeneron will not except as otherwise provided in this Section 2.7(b), (i) collaborate with a Third Party to initiate (i.e., enroll a subject), (ii) enter into an arrangement with a Third Party to receive discounted or free supply of an Oncolytic Virus (iii) financially support or (iv) otherwise provide Regeneron Compound, in each case for a study for the use of the Regeneron Compound and an Oncolytic Virus in concomitant or sequential administration in patients having the same tumor type identified in the Study Plan for such Study (each of (i), (ii), (iii) and (iv), a “Regeneron Competitive Study”). Regeneron’s performance of a study for the use of the Regeneron Compound and a marketed Oncolytic Virus in concomitant or sequential administration shall not be deemed to be a Regeneron Competitive Study if the Oncolytic Virus is acquired on the open market and Regeneron is not collaborating with the Third Party who is developing or commercializing such Oncolytic Virus in the conduct of such study. The foregoing obligation shall not apply to any study which otherwise meets the definition of a Regeneron Competitive Study but which study is to be conducted in or for patients or subjects in [ ]*.

(c)           With respect to each Study set forth under a Study Plan, during the period commencing with the date of Study Completion and ending ninety (90) days thereafter, Replimune will not initiate a Replimune Competitive Study and Regeneron will not initiate  a Regeneron Competitive Study (such studies referred to hereafter as to each Party as a “Competitive Study”), and neither Party will agree to perform a Competitive Study, or discuss a Competitive Study with a Third Party without complying with this Section 2.7. In the event a Party wishes to enter into exclusive negotiations with the other Party regarding the performance of subsequent Stud(ies) for the Combination for the same cancer subtype treated in the Study that was the subject of a Study Completion (“Subsequent Study”), such Party so desiring to negotiate shall provide the other Party with notice thereof within [ ]* after Study Completion. If such Party fails to delivers such notice to the other Party within such [ ]* period, then the other Party shall thereafter be free to engage in Competitive Study negotiations with Third Parties for, and enter into a written agreement for a Competitive Study with any Third Party without further obligations under this Section 2.7(c). In the event the Party so desiring to negotiate delivers such notice within the [ ]* time period, the Parties will engage in good faith negotiations, and each Party will permit the other Party to conduct and facilitate the other Party’s conduct of, technical due diligence for a period of up to [ ]* after Study Completion (“Exclusive Negotiation Period”) in an attempt to agree upon the terms and conditions pursuant to which the Parties would collaborate with respect to a Subsequent Study. If the Parties are able to reach agreement on such terms and conditions during the Exclusive Negotiation Period, then the Parties shall promptly thereafter (but in any event within [ ]* after agreement on such terms and conditions) enter into a definitive agreement reflecting such terms and the Exclusive Negotiation Period shall continue until the Parties have executed such definitive agreement. If the Parties fail to reach agreement during the Exclusive Negotiation Period on terms and conditions pursuant to which the Parties would perform a Subsequent Study, then each Party shall thereafter be free to engage in negotiations with Third Parties for, and enter into agreements with Third Parties for Subsequent Studies without further obligations under this Section 2.7(c).

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during the Exclusive Negotiation Period on terms and conditions pursuant to which the Parties [ ]*, then each Party shall thereafter be free to engage in negotiations with Third Parties for, and enter into agreements with Third Parties [ ]* without further obligations under this Section 2.7(c).

(d)           For clarity, nothing in Section 2.7(a), (b), and (c) shall be deemed to restrict Replimune or Regeneron from entering into a transaction with any Third Party to license, sell or otherwise grant or transfer, including by option, rights in or to further develop or commercialize the Replimune Compound or the Regeneron Compound.

(e)           This Agreement does not create any obligation on the part of Regeneron to provide the Regeneron Compound for any activities other than each Study, nor does it create any obligation on the part of Replimune to provide the Replimune Compound for any activities other than each Study, and except as set forth in Section 2.7(a), (b), and (c), nothing in this Agreement shall (A) prohibit either Party from performing studies relating to its own Compounds, either individually or in combination with any other compound or product, in any therapeutic area, or (B) create an exclusive relationship between the Parties with respect to any Compound, including the Regeneron Compound and the Replimune Compound.

3.                                      Conduct of Each Study.

3.1      Each Study Plan for a Study will expressly state which of the Parties shall be the Sponsoring Party for such Study.  The Sponsoring Party shall hold the IND relating to such Study.

3.2      The Sponsoring Party shall ensure that such Study is performed in accordance with this Agreement, the Study Plan, the Protocol and all Applicable Law, including GCP, provided, however, that to the extent the Non-Sponsor Party is the Responsible Party for a particular clinical activity in accordance with the Clinical Obligations Schedule for a particular Study, it shall ensure such activities are performed in accordance with this Agreement, the Study Plan, the Protocol and all Applicable Law, including GCP.

3.3      The Parties hereby agree to use commercially reasonable, good faith efforts in executing their obligations under this Agreement and each Study Plan, including a Party’s supply obligations under Article 8.

3.4      For each Study, the Sponsoring Party for such Study shall ensure that all directions in relation to its obligations as such Study’s sponsor from any Regulatory Authority and/or ethics committee with jurisdiction over such Study are followed.  Further, for each Study, the Sponsoring Party for such Study, in working with the Non-Sponsor Party, shall ensure that all Regulatory Approvals from any Regulatory Authority and/or ethics committee with jurisdiction over such Study are obtained prior to initiating performance of such Study.

3.5      Regulatory Interactions and Filings.

(a)           Each Party (the “Granting Party”) grants to the other Party (the “Referencing Party”) a nonexclusive, non-transferable (except in connection with a permitted

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assignment of this Agreement) “right of reference” (as defined in US FDA 21 CFR 314.3(b)), or similar “right of reference” as defined in applicable regulations in the relevant jurisdiction outside the U.S., with respect to the Regeneron Compound Specific Clinical Data (in the case where Regeneron is the Granting  Party) and/or Replimune Compound Specific Clinical Data (in the case where Replimune is the Granting Party), solely as necessary for such Referencing Party to prepare, submit and maintain regulatory submissions related to such Referencing Party’s Compound and Regulatory Approvals related thereto for use in the Combination, as and to the extent permitted in accordance with Section 3.7. Further, the Granting Party shall provide to the Referencing Party a cross-reference letter or similar communication to the applicable Regulatory Authority to effectuate such right of reference.  Notwithstanding anything to the contrary in this Agreement, neither Party shall have any right to access the other Party’s CMC data with respect to such Other Party’s Compound. Regeneron will authorize FDA and other applicable Regulatory Authorities to cross-reference the appropriate Regeneron Compound INDs and CTAs to provide data access to Replimune sufficient to support conduct of each Study. Replimune will authorize FDA and other applicable Regulatory Authorities to cross-reference the appropriate Replimune Compound INDs and CTAs to provide data access to Regeneron sufficient to support conduct of each Study.

(b)           For so long as Replimune has not obtained Regulatory Approval for the Replimune Compound as a monotherapy in the United States and the European Union, Replimune shall use commercially reasonable efforts to prepare, submit and file for Regulatory Approval to the FDA and the European Medicines Agency for the Combination in the indication that was evaluated under a given Study, assuming such Study results adequately support such a filing, subject to Regeneron’s consent rights in Section 3.7. If Replimune determines that it does not wish to prepare, submit and file for Regulatory Approval for the Combination as set forth in the previous sentence, it shall promptly provide a written explanation to Regeneron outlining the scientific,  clinical and/or commercial rationale for not doing so and Replimune shall consider any comment made by Regeneron in good faith in determining whether such decision by Replimune is consistent with its obligation to use such commercially reasonable efforts.

(c)           If Replimune is the Sponsoring Party, Regeneron shall have the right (but no obligation) to participate in any discussions between Replimune and any Regulatory Authority regarding matters related specifically to either the Regeneron Compound or the Combination in connection with each Study, and to the extent reasonably practicable, Replimune shall provide sufficient advance notice to Regeneron of any such discussions to allow inclusion of questions from Regeneron.  Regeneron shall have the right, (but no obligation) to include questions to any Regulatory Authority in connection with either the Regeneron Compound or the Combination in connection with each Study.  If Replimune receives any comments or other inquiries from a Regulatory Authority that pertain to the Combination or the Regeneron Compound, Replimune shall promptly provide such comments to Regeneron, and Regeneron shall provide its response to Replimune no later than [ ]* from the date that Regeneron receives such comments or other inquiries from Replimune or such shorter period as may be required by such Regulatory Authority (“Regeneron Response Period”).  For all comments or inquiries from a Regulatory Authority that pertain to the Combination, but not specifically to the Regeneron Compound, Replimune will consider in good faith Regeneron’s reasonable comments.  If such comments or other inquiries pertain specifically to the Regeneron Compound, Regeneron will promptly review and respond within the Regeneron Response Period and Replimune will forward such response to

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the Regulatory Authority on Regeneron’s behalf.  In the event that it will take Regeneron more than [ ]* to provide a response, Regeneron will notify Replimune promptly (but no later than the end of the Regeneron Response Period), and provide Replimune with the reason the response cannot be provided within the Regeneron Response Period and with the timeframe within which Regeneron will provide its response, in which case Replimune will make reasonable efforts to accommodate Regeneron’s reasonable request for additional time.  If Regeneron does not provide such response or notice within the Regeneron Response Period, then Replimune may proceed to respond to the applicable Regulatory Authority in Replimune’s sole good faith discretion.  In any event, Regeneron shall endeavor to promptly provide such response to Replimune so that Replimune may provide a timely response to the Regulatory Authority.  With respect to any comments or other inquiries from a Regulatory Authority regarding a Study that pertain specifically to the Regeneron Compound, Regeneron shall also be permitted to respond directly to such Regulatory Authority; provided however, that prior to providing its response to such Regulatory Authority, Regeneron shall (i) notify Replimune in writing within the applicable Regeneron Response Period that Regeneron intends to respond directly to such Regulatory Authority; (ii) provide Replimune with Regeneron’s proposed response in writing; (iii) consider in good faith Replimune’s reasonable comments thereto; and (iv) provide Replimune with a final copy of Regeneron’s response for Replimune’s records; provided, however, that Regeneron shall have the right to redact any proprietary information that is not related to the applicable Study or the Combination (such as CMC or critical material information).  Subject to the conditions set forth in the foregoing sentence, if Regeneron elects to respond directly to such Regulatory Authority, Regeneron shall be responsible for providing its response within the deadline prescribed by such Regulatory Authority (if none, Regeneron shall nonetheless provide such response promptly).  Unless otherwise agreed in the applicable Clinical Obligations Schedule, and.  except for direct responses from Regeneron in accordance with this Section 3.5(b), Replimune shall conduct communications with Regulatory Authorities relating to each Study for which Replimune is the Sponsoring Party.

(d)           If Regeneron is the Sponsoring Party, Replimune shall have the right (but no obligation) to participate in any discussions between Regeneron and any Regulatory Authority regarding matters related specifically to either the Combination or the Replimune Compound in connection with each Study, and to the extent reasonably practicable, Regeneron shall provide sufficient advance notice to Replimune of any such discussions to allow inclusion of questions from Replimune.  Replimune shall have the right, (but no obligation) to include questions to any Regulatory Authority in connection with either the Replimune Compound or the Combination in connection with each Study.  If Regeneron receives any comments or other inquiries from a Regulatory Authority that pertain to the Combination or the Replimune Compound, Regeneron shall promptly provide such comments to Replimune, and Replimune shall provide its response to Regeneron no later than [ ]* from the date that Replimune receives such comments or other inquiries from Regeneron or such shorter period as may be required by such Regulatory Authority (“Replimune Response Period”).  For all comments or inquiries that pertain to the Combination, but not specifically to the Replimune Compound, Regeneron will consider in good faith Replimune’s reasonable comments.  If such comments or other inquiries pertain specifically to the Replimune Compound, Replimune will promptly review and respond within the Replimune Response Period and Regeneron will forward such response to the Regulatory Authority on Replimune’s behalf.  In the event that it will take Replimune more than [ ]* to

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provide a response, Replimune will notify Regeneron promptly (but no later than the end of the Replimune Response Period), and provide Regeneron with the reason the response cannot be provided within the Replimune Response Period and with the timeframe within which Replimune will provide its response, in which case Regeneron will make reasonable efforts to accommodate Replimune’s reasonable request for additional time.  If Replimune does not provide such response or notice within the Replimune Response Period, then Regeneron may proceed to respond to the applicable Regulatory Authority in Regeneron’s sole good faith discretion.  In any event, Replimune shall endeavor to promptly provide such response to Regeneron so that Regeneron may provide a timely response to the Regulatory Authority.  With respect to any comments or other inquiries from a Regulatory Authority regarding a Study that pertain specifically to the Replimune Compound, Replimune shall also be permitted to respond directly to such Regulatory Authority; provided however, that prior to providing its response to such Regulatory Authority, Replimune shall (i) notify Regeneron in writing within the applicable Replimune Response Period that Replimune intends to respond directly to such Regulatory Authority; (ii) provide Regeneron with Replimune’s proposed response in writing; (iii) consider in good faith Regeneron’s reasonable comments thereto; and (iv) provide Regeneron with a final copy of Replimune’s response for Regeneron’s records; provided, however, that Replimune shall have the right to redact any proprietary information that is not related to such Study or the Combination (such as CMC or critical material information).  Subject to the conditions set forth in the foregoing sentence, if Replimune elects to respond directly to such Regulatory Authority, Replimune shall be responsible for providing its response within the deadline prescribed by such Regulatory Authority (if none, Replimune shall nonetheless provide such response promptly).  Unless otherwise agreed in the applicable Clinical Obligations Schedule, and except for direct responses from Replimune in accordance with this Section 3.5(d)), Regeneron shall have the right to conduct communications with Regulatory Authorities relating to each Study for which Regeneron is the Sponsoring Party.

(e)           Each Party shall maintain reports and all related documentation in good scientific manner and in compliance with Applicable Law in connection with each Study.  Each Party shall provide to the other Party all Study information and documentation reasonably requested by such Party to enable such Party to (i) comply with any of its legal, regulatory and/or contractual obligations, or any request by any Regulatory Authority, related to the Regeneron Compound, the Replimune Compound, or the Combination, as applicable, and (ii) determine whether such Study has been performed in accordance with this Agreement.

3.6      The Responsible Party shall provide to the other Party copies of all Clinical Data (except the Sample Testing Results which are separately covered by Section 3.8), in electronic form or other mutually agreeable alternate form and on mutually agreeable timelines.  The Responsible Party shall require that Study investigators obtain patient authorizations and consents required under HIPAA, the EU Data Protection Directive or any other similar Applicable Law in connection with each Study, to permit such sharing of Clinical Data with the other Party.

3.7      All Clinical Data from any Regeneron Compound monotherapy arm of a Study or any other Clinical Data specific to the Regeneron Compound from a Study shall be owned by Regeneron (“Regeneron Compound Specific Clinical Data”) and Replimune shall assign and hereby assigns to Regeneron, all of Replimune’s interest in Regeneron Compound Specific

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Clinical Data. All Clinical Data from any Replimune Compound monotherapy arm of a Study or any other Clinical Data specific to the Replimune Compound from a Study shall be owned by Replimune (“Replimune Compound Specific Clinical Data”) and Regeneron shall assign and hereby assigns to Replimune, all of Regeneron’s interest in Replimune Compound Specific Clinical Data. All Clinical Data, generated under each Study, except for Regeneron Compound Specific Clinical Data, Replimune Compound Specific Clinical Data and Sample Testing Results, shall be jointly owned by Replimune and Regeneron.  With respect to a given Study, and notwithstanding the foregoing or anything to the contrary in this Agreement, (i) (a) Replimune and its Affiliates shall have the right, without the consent of, or any obligation to account to Regeneron, following Regulatory Approval of the Regeneron Compound as a monotherapy or for use in combination with another active agent, in each case in the indication that is being evaluated under such Study, to use all Regeneron Compound Specific Clinical Data from such Study to make regulatory filings, meet regulatory requirements and seek Regulatory Approval for the Combination and (b) if Regulatory Approval of the Regeneron Compound as a monotherapy or for use in combination with another active agent in each case in the indication that is being evaluated under such Study has not been achieved, Regeneron’s written consent shall be required for Replimune to use Regeneron Compound Specific Clinical Data from such Study to make regulatory filings, meet regulatory requirements and seek Regulatory Approval for the Combination, such consent not to be unreasonably withheld, conditioned or delayed; and (ii) (a) Regeneron and its Affiliates shall have the right, without the consent of, or any obligation to account to Replimune, following Regulatory Approval of the Replimune Compound as a monotherapy or for use in combination with any other active agent in each case in the indication that is being evaluated under such Study, to use all Replimune Compound Specific Clinical Data from such Study to make regulatory filings, meet regulatory requirements and seek Regulatory Approval for the Combination, including the filing of any amendment or supplement to its Regulatory Approval of the Regeneron Compound, in each case, where permitted by and in accordance with Applicable Law and (b) if Regulatory Approval of the Replimune Compound as a monotherapy or for use in combination with another active agent in each case in the indication that is being evaluated under such Study has not been achieved, Replimune’s written consent shall be required for Regeneron to use Replimune Compound Specific Clinical Data from such Study to make regulatory filings, meet regulatory requirements and seek Regulatory Approval for the Combination, including the filing of any amendment or supplement to its Regulatory Approval of the Regeneron Compound, in each case, where permitted by and in accordance with Applicable Law, such consent not to be unreasonably withheld, conditioned or delayed provided that nothing in the foregoing clauses (i) and (ii) is intended or shall be construed as granting Replimune any right or license, expressly or impliedly, to make, have made, use, sell, offer for sale, or import the Regeneron Compound, or as granting  Regeneron any right or license, expressly or impliedly, to make, have made, use, sell, offer for sale, or import the Replimune Compound. For the avoidance of doubt, Replimune shall not be able to use the Regeneron Compound Specific Clinical Data, and Regeneron shall not be able to use the Replimune Compound Specific Clinical Data, in each case for any purpose whatsoever other than as expressly specified in this Agreement, without the prior written consent of the other Party, subject to the rights of each Party to disclose such data to the extent permitted under Article 9. Regeneron Compound Specific Clinical Data shall be the Confidential Information of Regeneron and Replimune Compound Specific Clinical Data shall be the Confidential Information of Replimune. Notwithstanding the above and without limiting Section 2.7, these restrictions set

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forth in this Section 3.7 and the restrictions set forth in Article 9, shall no longer apply to any portion of Clinical Data that has been made available to the public in accordance with this Agreement.  Notwithstanding the above or anything to the contrary herein, either Party may share any Clinical Data as required by a Regulatory Authority or as may otherwise be required by Applicable Law.  Notwithstanding anything to the contrary herein, to the extent Clinical Data includes Toxicity and Safety Data, and where because of its severity, frequency or lack of reversibility either Party needs to utilize such Toxicity and Safety Data with respect to its respective Compound or of the Combination in order to ensure patient safety, such Party may share such Toxicity and Safety Data with Third Parties.

3.8      Each Party shall use the Samples only for Sample Testing.  The Sponsoring Party shall own Sample Testing Results unless otherwise set forth in the applicable Study Plan.  The Sponsoring Party shall provide to the Non-Sponsoring Party the Sample Testing Results for the Sample Testing conducted by or on behalf of the Sponsoring Party, in electronic form or other mutually agreeable alternate form and on the timelines specified in the applicable Study Plan.  The Non-Sponsoring Party may use the Sponsoring Party’s Sample Testing Results, only for the purposes of (i) seeking Regulatory Approval of (A) its respective Compound as a monotherapy (provided that the Non-Sponsoring Party would not have the right to use any Sponsoring Party’s Sample Testing Results that solely relate to that Sponsoring Party’s Compound in seeking Regulatory Approval of such Non-Sponsoring Party’s Compound), or the Combination, to the extent permitted under Section 3.7 and/or (B) any companion diagnostic to any pharmaceutical product containing its respective Compound for use as a monotherapy or the Combination, and (ii) filing and prosecuting patent applications for Joint Inventions and enforcing any resulting patents in accordance with Article 10; provided, however, that these restrictions shall no longer apply once the Sample Testing Results or portions thereof are available to the public in accordance with this Agreement. Further, the permitted uses that apply to jointly owned Clinical Data as set forth in the last sentence of Section 3.7 shall apply with respect to Sample Testing Results that are jointly owned to the extent set forth in the applicable Study Plan.

3.9      Within [ ]* following Study Completion for each Study, and in accordance with the timeframes set forth in this Section 3.9, the Responsible Party with respect to preparing the Final Study Report for such Study shall provide the Non-Responsible Party with an electronic draft of the Final Study Report for such Study, for the Non-Responsible Party to provide comments to the Responsible Party within [ ]* of its receipt of the draft of such Final Study Report.  The Responsible Party shall consider in good faith such comments and, at either Party’s reasonable request, the Parties shall meet in person or via teleconference within [ ]* after the Responsible Party’s receipt of such comments to discuss such comments in good faith.  The Responsible Party shall provide the Non-Responsible Party with a draft final version of each Final Study Report within [ ]* of the Responsible Party’s receipt of the Non-Responsible Party’s comments or a meeting between the Parties to discuss such comments, whichever is later.  The Responsible Party shall consider in good faith any further comments of the Non-Responsible Party, and each Final Study Report shall not be deemed final until the Parties have mutually so agreed.  In the event that the Parties are unable to agree upon a Final Study Report, the matter will be escalated to the Replimune Chief Medical Officer and the Regeneron Senior Vice President, Global Clinical Development, provided however that (1) in the event that the matter relates solely to the Regeneron Compound, Regeneron shall have final decision-making authority and (2) in the

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event that the matter relates solely to the Replimune Compound, Replimune shall have final decision-making authority.  “Study Completion” shall occur (i) for a randomized Study, on the fifth (5th) day after database lock of the Study results for such Study and (ii) for an open-label Study, when at least [ ]* patients in such Study, or if Study enrollment is less than [ ]* patients, the total enrolled patients in such Study, in each case have received [ ]* of treatment under the Study.

3.10    Subject to (i) Regeneron’s consent rights with respect to Replimune’s use of Regeneron Compound Specific Clinical Data and Replimune’s consent rights with respect to Regeneron’s use of Replimune Compound Specific Clinical Data and (iii) Section 3.7, in the event that either Party seeks Regulatory Approval either (x) to change its respective Compound’s label (where such Regulatory Approval has already been obtained), or (y) to obtain initial approval of its Compound or the Combination, in each case, based in whole or in part on the results of a Study, the Parties will reasonably cooperate in the preparation of the requisite filings with Regulatory Authorities, including the Responsible Party providing the Non-Responsible Party with any information related to such Study required for such Party’s filing (e.g., investigator financial disclosures).

3.11    Governance.  The Parties shall form a joint development team (the “Joint Development Committee” or “JDC”), made up of an equal number of representatives of Regeneron and Replimune (not to exceed three  (3) each), which shall have responsibility for coordinating all clinical, regulatory, Compound supply and other activities under, and pursuant to, this Agreement. Each Party may invite a reasonable number of additional representatives to JDC meetings, provided that advance notice is provided. In addition, the JDC will have responsibility for reviewing and agreeing upon any proposed changes to the Clinical Obligations Schedule for a Study that may be proposed by either Party.  If the JDC does not reach consensus on a proposed change to the Clinical Obligations Schedule for a Study, then the then-existing Clinical Obligations Schedule for such Study shall govern.  For each Study, each Party shall designate a project manager (the “Project Manager”) on the applicable Study Plan who shall be responsible for implementing and coordinating activities, and facilitating the exchange of information between the Parties, with respect to the applicable Study. The JDC shall meet as soon as practicable after the first Study Effective Date and then during such time as there is an ongoing Study, no less than once each Calendar Quarter, and more often as reasonably considered necessary at the request of either Party with reasonable notice, to provide an update on progress of each Study and make decisions regarding the conduct of each Study and any modifications to such Study’s Protocol and Budget.  Prior to any such meeting, each respective Project Manager shall provide an update in writing to the other Party’s Project Manager, which update shall contain information about, as applicable, overall Study progress, recruitment status, ongoing data (if results are available), interim analysis (if results are available), final analysis and other information relevant to the conduct of the applicable Study.  The JDC will attempt to reach decisions by consensus, except that Regeneron will determine in its sole discretion the dose and dosing regimen for the Regeneron Compound and Replimune will determine in its sole discretion the dose and dosing regimen for the Replimune Compound.  The Parties hereby agree that changes to the responsibilities as set forth on the applicable Clinical Obligations Schedule require JDC consensus, and that changes to the Protocol may only be made in accordance with Section 4.1.  When consensus is not achieved on any matter, the matter will be escalated to the

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Replimune Chief Medical Officer and the Regeneron Senior Vice President, Global Clinical Development, provided however that (1) in the event that the matter relates solely to the Regeneron Compound, Regeneron shall have final decision-making authority and (2) in the event that the matter relates solely to the Replimune Compound, Replimune shall have final decision-making authority.

4.                                      Protocol and Related Documents.

4.1      Unless otherwise agreed by the Parties as stated in the applicable Study Plan, the Protocol or Protocol synopsis and preliminary budget (as applicable) for each Study that has been agreed to by the Parties as of the Study Effective Date for such Study shall be attached to each Study Plan for such Study.  Notwithstanding the foregoing, the Parties intend to finalize such Protocol within [ ]* (or such other time period as may be expressly stated in the applicable Study Plan) of the Study Effective Date, subject to the approval rights of each Party set forth in this Section 4.1; provided, that (a) if the Parties do not agree on a finalized Protocol within [ ]* days (or such other time period as may be expressly stated in the applicable Study Plan) of the Study Effective Date, then either Party may, by written notice to the other Party, terminate the applicable Study Plan, it being understood that a lack of agreement on the final Protocol within such time periods shall not be a breach of this Agreement by either Party, and (b) such right to terminate due to failure to agree upon the final Protocol must be based on material changes to the Protocol or Protocol synopsis attached to the Study Plan and agreed to by the Parties as of the Study Effective Date for such Study required or requested by a Regulatory Authority. Notwithstanding the above, Regeneron will determine the dose and dosing regimen for the Regeneron Compound and will have the final decision on all matters relating specifically to the Regeneron Compound and any information regarding the Regeneron Compound included in the Protocol for each Study, and Replimune will determine the dose and dosing regimen for the Replimune Compound and will have the final decision on all matters relating specifically to the Replimune Compound and any information regarding the Replimune Compound included in the Protocol for each Study.  Subject to the third sentence of Section 7.1 and Section 8.1, to the extent any changes need to be made to the mutually agreed Protocol, the Sponsoring Party shall have the final decision regarding the contents of such Protocol; provided that any material changes (other than relating solely to the Non-Sponsoring Party’s Compound) to such Protocol, and any changes (whether or not material) relating to the Non-Sponsoring Party’s Compound, shall require the Non-Sponsoring Party’s prior written consent.  The Non-Sponsoring Party will provide such consent, or a written explanation for why such consent is being withheld, within [ ]* of receiving the Sponsoring Party’s request therefor.

4.2      The Responsible Party shall prepare the patient informed consent form for the applicable Study in consultation with the other Party (it being understood that the portion of the informed consent form relating to the Other Party’s Compound will be provided by such other Party).  Any changes to such form that relate to the Other Party’s Compound shall be subject to such other Party’s written consent.  The other Party will provide such consent, or a written explanation for why such consent is being withheld, within [ ]* of receiving the Responsible Party’s request therefore.

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4.3      Financial Disclosure.  The Responsible Party, in working with the Other Party, shall be responsible for (a) tracking and collecting financial disclosure information from all “clinical investigators” involved in the Study and (b) preparing for submission by the Sponsor the certification and/or disclosure of the same in accordance with all Applicable Law, including, but not limited to, Part 54 of Title 21 of the United States Code of Federal Regulations (Financial Disclosure by Clinical Investigators) and related FDA Guidance Documents. The Responsible Party shall track and collect from all “clinical investigators” involved in the Study using one (1) “combined” certification and/or disclosure form for both Regeneron and Replimune. For purposes of this Section 4.3, the term “clinical investigators” shall have the meaning set forth in Part 54.2(d) of Title 21 of the United States Code of Federal Regulations.

4.4      Transparency Reporting. The Party making any payments and other transfers of value, including supply of Regeneron Compound and Replimune Compound, made to health care professionals, including, without limitation, investigators, steering committee members, data monitoring committee members, and consultants in connection with each Study in accordance with reporting requirements under Applicable Law, including, the Physician Payment Sunshine Act and state gift laws, and the European Federation of Pharmaceutical Industries and Associations Disclosure Code, and Replimune’s and Regeneron’s applicable policies, shall be solely responsible for reporting to the applicable Regulatory Authority such payments or transfers of value.

5.                                      Adverse Event Reporting.

The Responsible Party will be solely responsible for compliance with all Applicable Law pertaining to safety reporting for the applicable Study and related activities.  As soon as reasonably practical after the Study Effective Date (but in all cases prior to the first dosing of the first patient with a Product in a Study), the Parties will execute a new Pharmacovigilance Agreement or modify an existing Pharmacovigilance Agreement, as determined by the Sponsoring Party of the applicable Study to ensure the exchange of relevant safety data within appropriate timeframes and in appropriate format to enable the Parties to fulfill local and international regulatory reporting obligations and to facilitate appropriate safety reviews.  The Pharmacovigilance Agreement will include safety data exchange procedures governing the coordination of collection, investigation, reporting, and exchange of information concerning any adverse experiences, pregnancy reports, and any other safety information arising from or related to the use of the Regeneron Compound and Replimune Compound in each Study, consistent with Applicable Law.  Such guidelines and procedures shall be in accordance with, and enable the Parties and their Affiliates to fulfill local and international regulatory reporting obligations to Regulatory Authorities and the investigators.  The Responsible Party will transmit to the other Party serious related life threatening or death events as set forth in the applicable Pharmacovigilance Agreement.  The Responsible Party will be responsible for reporting all adverse events to the applicable Regulatory Authorities and the investigators. Execution of the Pharmacovigilance Agreement covering a Study is a prerequisite to the initiation of the Study.

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6.                                      Term and Termination.

6.1      The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until terminated by either Party pursuant to this Article 6.  The term of any Study Plan under this Agreement shall commence on the [ ]* for such [ ]* and shall continue in full force and effect until completion of the [ ]* for the relevant Study or until earlier terminated by either Party pursuant to this Article 6.

6.2      In the event that the Non-Sponsoring Party reasonably believes that its Compound is being used in a Study in an unsafe manner and the Sponsoring Party fails to incorporate changes into the applicable Protocol reasonably requested by the Non-Sponsoring Party to address such issue, the Non-Sponsoring may immediately terminate the Study Plan covering such Study and the supply of its Compound for such Study upon written notice to the Sponsoring Party.

6.3      Either Party may terminate this Agreement or a Study Plan if the other Party commits a material breach of this Agreement or a material breach of its obligations under the particular Study Plan, as the case may be, and such material breach continues for [ ]* after receipt of written notice thereof from the non-breaching Party specifying such material breach; provided that if such material breach cannot reasonably be cured within such [ ]*, the breaching Party shall be given a reasonable period of time to cure such breach (not to exceed    [ ]* after receipt of notice).

6.4      Either Party may terminate this Agreement upon delivery of [ ]* written notice to the other Party if (a) at the time of delivery of a Final Study Report, there is no other active Study Plan for which a Final Study Report has not been delivered, and (b) within [ ]* after the delivery of the Final Study Report described in 6.4(a) above, the Parties have not entered into a Study Plan for another Study.

6.5      Either Party may terminate a Study Plan immediately upon written notice to the other party if the terminating Party determines in good faith, based on a review of the Clinical Data or other Study-related Know-How or information, that the Study performed pursuant to such Study Plan may unreasonably affect patient safety.

6.6      (a) Either Party may terminate a Study Plan immediately upon written notice to the other Party in the event that any Regulatory Authority takes any action, or raises any objection, that prevents the terminating Party from supplying its Compound for purposes of the Study performed pursuant to such Study Plan.  (b) Additionally, either Party shall have the right to terminate this Agreement immediately (in whole or in part) upon written notice to the other Party in the event that it determines in its sole discretion to discontinue development of its Compound, for safety or legal reasons.

6.7      Each Party shall have the right to terminate this Agreement immediately upon any violation of Section 13.3 or any breach of a representation or warranty contained in Section 13.3 by the other Party. The non-terminating Party shall have no claim against the terminating Party for compensation for any loss of whatever nature by virtue of the termination of this Agreement in accordance with this Section 6.7.  To the extent (and only to the extent) that the laws of the territory provide for any such compensation to be paid to the non-terminating Party upon the

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termination of this Agreement under this Section 6.7, the non-terminating Party hereby expressly agrees (to the extent possible under the laws of the territory) to waive or to repay to the Party terminating this Agreement any such compensation or indemnity.

6.8      In the event that an individual Study Plan is terminated, Replimune shall, at Regeneron’s sole discretion, promptly either return or destroy all unused Regeneron Compound provided by Regeneron to be used in connection with the Study performed under such Study Plan, pursuant to Regeneron’s instructions.  If Regeneron requests that Replimune destroy the unused Regeneron Compound, Replimune shall provide written certification of such destruction.  Likewise, Regeneron shall, at Replimune’s sole discretion, promptly either return or destroy all unused Replimune Compound provided by Replimune to be used in connection with the Study performed under such Study Plan, pursuant to Replimune’s instructions.  If Replimune requests that Regeneron destroy the unused Replimune Compound, Regeneron shall provide written certification of such destruction.  Notwithstanding the foregoing, the providing party may, in its sole discretion, permit the receiving party to reallocate unused Compound for other ongoing Studies being conducted under other Study Plans.  In the event that this Agreement is terminated, Replimune shall, at Regeneron’s sole discretion, promptly either return or destroy all unused Regeneron Compound pursuant to Regeneron’s instructions.  If Regeneron requests that Replimune destroy the unused Regeneron Compound, Replimune shall provide written certification of such destruction.  Likewise, Regeneron shall, at Replimune’s sole discretion, promptly either return or destroy all unused Replimune Compound pursuant to Replimune’s instructions.  If Replimune requests that Regeneron destroy the unused Replimune Compound, Regeneron shall provide written certification of such destruction.

6.9      The provisions of Sections 2.7, 3.5, 3.7, 3.8, 6.9 through 6.11, 9.1 through 9.3, 13.2, 13.4, 14.2 14.3 and Articles 1 (Definitions), 5 (Adverse Event Reporting) (solely as to adverse event reporting required for any SADRs/SAEs arising from a Study and occurring post-termination), 7 (Costs of Collaboration Program), 10 (Intellectual Property), 11 (Reprints; Rights of Cross-Reference), 12 (Publications), 15 (Use of Name), 18 (Assignment and Sub-Contracting), 20 (No Additional Obligations), 21 (Dispute Resolution and Jurisdiction), 22 (Notices), 23 (Relationship of the Parties) and 25 (Construction) shall survive the expiration or termination of this Agreement, in each case for such time period as may be expressly provided therefor.

6.10    Termination of this Agreement shall be without prejudice to any claim or right of action of either Party against the other Party for any prior breach of this Agreement.

6.11    Upon termination of this Agreement, each Party and its Affiliates shall promptly return to the other Party or destroy any Confidential Information of the other Party (other than Clinical Data and Inventions) furnished to the receiving Party by the other Party, except that the receiving Party shall have the right to retain one copy for record-keeping purposes.

7.                                      Costs of Collaboration Program.

7.1      Costs of Collaboration Program.  In addition to the preliminary budget attached to the Study Plan at the Study Effective Date pursuant to Section 4.1, unless otherwise specified in

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the applicable Study Plan, the final budget for each Study (“Budget”) will be approved contemporaneously with the final Protocol in accordance with Section 4.1.  Unless otherwise specified in the applicable Study Plan, Regeneron and Replimune will share equally the Development Costs of the Study as set forth in the applicable Budget.  Any increase in the cost of a Study that exceeds the Budget by [ ]* of the total cost of such Study as set forth in the Budget must be agreed upon in advance by the JDC.  The Parties hereby acknowledge and agree that any material change to a Protocol may require an increase to the corresponding Budget.  The Parties further agree that (i) Regeneron shall provide the Regeneron Compound for use in each Study, as described in Article 8 below; and (ii) Replimune shall provide the Replimune Compound for use in each Study, as described in Article 8 below.

7.2      Payment Terms. Within [ ]* following the end of each calendar quarter during the Term and on a Study-by-Study basis, each Party (including any Affiliate) that has incurred any Development Costs in such calendar quarter in connection with the conduct of each Study hereunder shall deliver to the other Party a written report (each, a “Development Costs Report”) setting forth in detail with supporting documentation the Development Costs incurred by such Party in such calendar quarter, by activity and in accordance with the applicable Budget.  To the extent that the Development Costs Report shows that one Party has incurred and reported more Development Costs (that were included in the Budget for a particular Study or were otherwise approved in writing by the Parties) than the other Party with respect to the applicable calendar quarter (taking into account Prior Amounts), the Party incurring lesser Development Costs for such Study shall, within [ ]* of receipt (or delivery, as applicable) of the other Party’s Development Costs Report with appropriate supporting documentation and a corresponding invoice, pay to such other Party an amount equal to fifty percent (50%) of the excess Development Costs incurred by such other Party for the applicable calendar quarter for such Study (taking into account Prior Amounts) .  All payments made by a Party to the other Party under this Agreement shall be made in U.S. Dollars via wire transfer to the accounts as set forth in the applicable Study Plan. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement, a Party shall convert any amount expressed in a foreign currency into U.S. Dollar equivalents using the average rate of exchange for the calendar quarter to which such payment relates using the arithmetic mean of the daily rate of exchange, as reported in Thomson Reuters Eikon as the “Mid Price Close”, or using any other source as agreed to by the Parties.

7.3      Records and Audit.

7.3.1       Each Party shall, and shall cause its Affiliates to, keep complete books and records pertaining to Development Costs in sufficient detail to calculate all amounts payable hereunder. Each Party shall retain all such books and records for a period of at least three (3) years after the end of the period to which such books and records pertain, or for such longer period as may be required by Applicable Law.

7.3.2       At the request of a Party, the other Party shall permit an independent public accounting firm of nationally recognized standing designated by such auditing Party and

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reasonably acceptable to the other Party, at reasonable times during normal business hours and upon reasonable notice, to audit the books and records maintained pursuant to this Section 7.3 to ensure the accuracy of all reports and payments made hereunder; provided that the auditing Party shall cause such accounting firm to enter into a confidentiality agreement with the other Party in a form reasonably acceptable to such other Party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement. Such examinations may not (a) be conducted for any Calendar Quarter more than three (3) years after the end of such quarter, (b) be conducted more than once in any twelve (12) month period, or (c) be repeated for any Calendar Quarter. The accounting firm shall disclose to the auditing Party only whether the reports are correct and the specific details concerning any discrepancies. No other information shall be shared. Except as provided in Section 7.3.3, the cost of this audit shall be borne by the auditing Party, unless the audit reveals a variance of more than the greater of [ ]* or [ ]* from the reported amount, in which case the audited Party shall bear the cost of the audit. Subject to Section 7.3.3, no later than thirty (30) days after completion of the audit and reporting of the findings to the Parties, the audited Party shall pay the additional amounts, or the auditing Party shall reimburse the excess payments, as applicable.

7.3.3       In the event of a dispute with respect to any audit under Section 7.3.2, the Parties shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) days, the dispute shall be submitted for resolution to a certified public accounting firm selected by the audited Party (subject to the approval of the auditing Party, such approval not to be unreasonably withheld, conditioned, or delayed) (the “Audit Arbitrator”); provided that the Parties shall cause the Audit Arbitrator to enter into a confidentiality agreement with the audited Party reasonably acceptable to the audited Party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement. The decision of the Audit Arbitrator shall be final and the costs of such arbitration as well as the initial audit shall be borne between the Parties in such manner as the Audit Arbitrator shall determine. Not later than [ ]* after such decision and in accordance with such decision, the audited Party shall pay the additional amounts, or the auditing Party shall reimburse the excess payments, as applicable.

7.3.4       Upon the expiration of the [ ]* period following the rendering of a Development Cost Report, such report shall be binding on the Parties, and each of the Parties and its Affiliates shall be released from any liability or accountability with respect to Development Costs for the period covered by such report.

7.4      Taxes.  Replimune shall be liable for all income and other taxes (including interest) (“Taxes”) imposed upon any payments made by Regeneron to Replimune under this Article 7, and likewise, Regeneron shall be liable for all Taxes imposed upon any payments made by Replimune to Regeneron under this Article 7.  All payments made shall not be subject to withholding unless required by Applicable Law.  If Applicable Law requires the withholding of Taxes, the payor shall make such withholding payments and shall subtract the amount thereof from the payments being made pursuant to this Agreement.  The payor shall submit to the payee appropriate proof of payment of the withheld Taxes as well as the official receipts on a timely basis.  Each Party agrees to reasonably cooperate with the other Party in claiming refunds or

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exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect.

8.                                      Supply and Use of the Compounds.

8.1      Supply of the Compounds.  Replimune and Regeneron will each use commercially reasonable efforts to supply, or cause to be supplied, the quantities of its respective Compound as are set forth on the applicable Study Plan, on the timelines set forth in the applicable Study Plan, in each case, for use in the applicable Study.  In the event the Parties agree to amend a Protocol in such a manner that may affect the quantities of each Party’s Compound to be provided, the Parties shall discuss in good faith the appropriate quantities of each Party’s Compound to be provided consistent with such amended Protocol and shall within [ ]* after such Protocol amendment update the applicable Study Plan to reflect the quantities of each Party’s Compound to be provided and the schedule on which such quantities shall be provided consistent with such amended Protocol.  If for any other reason either Party determines that the quantities of Compounds set forth on the applicable Study Plan are not sufficient to complete the applicable Study, such Party shall so notify the other Party, and the Parties shall discuss in good faith additional quantities of each Party’s Compound to be provided and the schedule on which such additional quantities shall be provided for such Study.  Each Party shall also provide to the other Party a contact person for the supply of its Compound under each Study Plan. Notwithstanding the foregoing, or anything to the contrary herein, in the event that a Party is not supplying its Compound in accordance with the terms of a Study Plan or this Agreement then the other Party shall have no obligation to supply its Compound under such Study Plan or hereunder, and in the event that a Party is allocating supply of its Compound pursuant to Section 8.10, then the other Party may allocate proportionally.

8.2      Minimum Shelf Life Requirements.  Each Party shall use commercially reasonable efforts to supply its Compound hereunder for each Study with sufficient shelf-life remaining at time of Delivery for its anticipated use in the relevant Study.

8.3      Provision of Compounds.  The Responsible Party with respect to supply of Compounds to the Study sites will obtain such Compounds as set forth in this Section 8.3.

8.3.1       The Non-Responsible Party with respect to supply of Compounds to the Study sites for a particular Study will deliver the Non-Responsible Party’s Compound DAP (INCOTERMS 2010) to the Responsible Party’s, or its designee’s, location as specified by the Responsible Party (“Delivery” with respect to such Non-Responsible Party’s Compound).  The Parties will discuss and align on a mutually agreed-to lead time for supply of the Non-Responsible Party’s Compound. Risk of loss for the Non-Responsible Party’s Compound shall transfer from the Non-Responsible Party to the Responsible Party at Delivery.  The cost incurred by the Non-Responsible Party for supplying (including all Manufacturing, acceptance and release testing) the Non-Responsible Party’s Compound to the Responsible Party shall not be deemed a Development Cost for purposes of Section 7.2.  All costs associated with the subsequent transportation, warehousing and distribution of the Non-Responsible Party’s Compound from the Responsible Party to clinical sites shall be a Development Cost in accordance with Section 7.2.  The Responsible Party will: (i) take delivery of the Non-Responsible Party’s Compound supplied

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hereunder; (ii) perform acceptance (including testing, if any) procedures allocated to it under the applicable Clinical Supply Quality Agreement; and promptly ship the Non-Responsible Party’s Compound to the applicable Study sites, in compliance with cGMP, GCP and other Applicable Law and the applicable Clinical Supply Quality Agreement; and (iv) provide, from time to time at the reasonable request of the Non-Responsible Party, the following information: any applicable chain of custody forms, in-transport temperature recorder(s), records and receipt verification documentation, such other transport or storage documentation as may be reasonably requested by the Non-Responsible Party, and usage and inventory reconciliation documentation related to the Non-Responsible Party’s Compound.

8.3.2       The Responsible Party is solely responsible, [ ]*, for supplying (including all Manufacturing, packaging, labeling, acceptance and release testing) the Responsible Party’s Compound for each Study in accordance with Section 8.1.  The cost incurred by the Responsible Party for supplying (including all Manufacturing, acceptance and release testing) the Responsible Party’s Compound [ ]*.  Further, the Responsible Party is solely responsible for the subsequent handling, storage, transportation, warehousing and distribution of the Responsible Party’s Compound supplied hereunder from the Responsible Party to clinical sites, [ ]*.  The Responsible Party shall (i) release the Responsible Party’s Compound and (ii) subsequently label and pack, and promptly ship, the Responsible Party’s Compound to the applicable Study sites in compliance with cGMP, GCP and other Applicable Law and the applicable Clinical Supply Quality Agreement.

8.4      Labeling and Packaging; Use, Handling and Storage.

8.4.1       The Parties’ obligations with respect to the labeling and packaging of the Compounds are as set forth in the applicable Clinical Supply Quality Agreement.  The Non-Responsible Party with respect to supply of Compounds to the Study sites for a particular Study shall provide the Non-Responsible Party’s Compound to the Responsible Party in packaged and labeled form for clinical use, and otherwise in accordance with all Applicable Law, including cGMP, GCP, and health, safety and environmental protections.

8.4.2       The Responsible Party shall (i) use the Non-Responsible Party’s Compound supplied for a particular Study solely for purposes of shipment to the applicable Study sites for such Study; (ii) not use the Non-Responsible Party’s Compound in any manner inconsistent with this Agreement or for any commercial purpose; and (iii) use, store, transport, handle and dispose of the Non-Responsible Party’s Compound in compliance with Applicable Law and the applicable Clinical Supply Quality Agreement, as well as all reasonable instructions of the Non-Responsible Party.  The Responsible Party shall not reverse engineer, reverse compile, disassemble or otherwise attempt to derive the composition or underlying information, structure or ideas of the Non-Responsible Party’s Compound, and in particular shall not analyze the Non-Responsible Party’s Compound by physical, chemical or biochemical means except as necessary to perform its obligations under the applicable Clinical Supply Quality Agreement.

8.5      Product Specifications.  A certificate of analysis shall accompany each shipment of the Non-Responsible Party’s Compound to the Responsible Party.  The Responsible Party shall

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be responsible for any failure of the Non-Responsible Party’s Compound to meet the Specifications to the extent caused by shipping, storage or handling conditions after Delivery to the Responsible Party hereunder.

8.6      Changes to Manufacturing.  Each Party may make changes from time to time to its Compound or the Manufacturing Site without notice to the other Party; provided that such changes shall be in accordance with the applicable Clinical Supply Quality Agreement.

8.7      Product Testing; Noncompliance.

8.7.1       After Manufacturer’s Release.  After Manufacturer’s Release of the Non-Responsible Party’s Compound and concurrent with shipment to the Responsible Party, the Non-Responsible Party shall provide the Responsible Party with such certificates and documentation as are described in the applicable Clinical Supply Quality Agreement, which documentation will support release of the Non-Responsible Party’s Compound for human use (“Disposition Package”).  The Responsible Party shall, upon receipt of the Non-Responsible Party’s Compound and within the time defined in the applicable Clinical Supply Quality Agreement, perform with respect to the Non-Responsible Party’s Compound, the acceptance (including testing, if any) procedures allocated to it under the applicable Clinical Supply Quality Agreement.  As described in the Clinical Supply Quality Agreement, the Responsible Party shall be solely responsible for taking all steps necessary to determine that the Responsible Party’s Compound and the Non-Responsible Party’s Compound, as applicable, are suitable for release before making such Responsible Party’s Compound or Non-Responsible Party’s Compound, as applicable, available for human use.  For clarity, the Responsible Party shall be responsible for storage and maintenance of the Non-Responsible Party’s Compound until it is shipped to the Study sites, which storage and maintenance shall be in compliance with (a) the Specifications for the Non-Responsible Party’s Compound, the applicable Clinical Supply Quality Agreement and Applicable Law, and (b) any specific storage and maintenance requirements as may be provided by the Non-Responsible Party from time to time.

8.7.2       Non-Conformance.

(a)           In the event that the Responsible Party becomes aware that the Non-Responsible Party’s Compound may have a Non-Conformance, despite testing and quality assurance activities (including any activities conducted by the Parties under Sections 8.7.1), the Responsible Party shall immediately notify the Non-Responsible Party in accordance with the procedures of the applicable Clinical Supply Quality Agreement.  The Parties shall investigate any Non-Conformance in accordance with Section 8.9 and any discrepancy between them shall be resolved in accordance with Section 8.8.

(b)           In the event that any proposed or actual shipment of the Non-Responsible Party’s Compound (or portion thereof) shall be agreed to have a Non-Conformance at the time of Delivery to the Responsible Party, then unless otherwise agreed to by the Parties, the Non-Responsible Party shall replace, using diligent efforts, such Non-Responsible Party’s Compound as is found to have a Non-Conformance (with respect to the Non-Responsible Party’s Compound that has not yet been administered in the course of performing the applicable Study).  Unless

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otherwise agreed to by the Parties in writing, the sole and exclusive remedies of the Responsible Party with respect to any Non-Responsible Party’s Compound that is found to have a Non-Conformance at the time of Delivery shall be (i) replacement of such Non-Responsible Party’s Compound as set forth in this Section 8.7.2(b), (ii) indemnification under Section 14.2 (to the extent applicable) and (iii) termination of the applicable Study Plan covering the Study for which the shipment was made pursuant to Section 6.3 (to the extent applicable, but subject to the applicable cure periods set forth therein); provided that, for clarity, the Responsible Party shall not be deemed to be waiving any rights under Section 8.16.  In the event the Non-Responsible Party’s Compound is lost or damaged by the Responsible Party after Delivery, the Non-Responsible Party shall provide additional amounts of the Non-Responsible Party’s Compound (if available for the applicable Study) to the Responsible Party; provided that the Responsible Party shall reimburse the Non-Responsible Party for  its fully-burdened manufacturing costs of such replaced Non-Responsible Party’s Compound. Except as set forth in the foregoing sentence, the Non-Responsible Party shall have no obligation to replace the Non-Responsible Party’s Compound with any amounts of the Non-Responsible Party’s Compound other than the amounts of such Non-Responsible Party’s Compound as has been agreed or determined to have a Non-Conformance at the time of Delivery to the Responsible Party.

(c)           The Responsible Party shall be responsible for, and the Non-Responsible Party shall have no obligations or liability with respect to, any amounts of the Responsible Party’s Compound supplied hereunder that is found to have a Non-Conformance.  The Responsible Party shall replace, using diligent efforts, any of the Responsible Party’s Compound as is found to have a Non-Conformance (with respect to the Responsible Party’s Compound that has not yet been administered in the course of performing the applicable Study).  Unless otherwise agreed to by the Parties in writing, the sole and exclusive remedies of the Non-Responsible Party with respect to any amounts of the Responsible Party’s Compound that is found to have a Non-Conformance at the time of Delivery shall be (i) replacement of such amounts of the Responsible Party’s Compound as set forth in this Section 8.7.2(c), (ii) indemnification under Section 14.2 (to the extent applicable) and (iii) termination of the applicable Study Plan covering the Study for which the shipment was made pursuant to Section 6.3 (to the extent applicable, but subject to the applicable cure periods set forth therein); provided that, for clarity, the Non-Responsible Party shall not be deemed to be waiving any rights under Section 8.16.

8.8      Resolution of Discrepancies.  If the Non-Responsible Party disagrees with any determination of Non-Conformance of the Non-Responsible Party’s Compound by the Responsible Party, such discrepancy shall be escalated to the head of quality of each Party (or such person’s designee) for resolution.

8.9      Investigations.  The process for investigations of any Non-Conformance shall be handled in accordance with the provisions set forth in the applicable Clinical Supply Quality Agreement.

8.10    Shortage; Allocation.  Without limiting Section 8.1, in the event of a shortage of a Compound such that a Party reasonably believes that it will not be able to fulfill its supply obligations hereunder with respect to its Compound, such Party will provide prompt written notice to the other Party thereof (including the quantity of its Compound that such Party

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reasonably determines it will be able to supply) and, upon request, the Parties will promptly discuss such situation (including how the quantities of Compound that such Party is able to supply hereunder will be allocated within the applicable Study, or among any ongoing Studies).  Notwithstanding anything to the contrary contained herein, in the event of a shortage of a Party’s Compound, the Party experiencing such shortage shall have sole discretion, subject to Applicable Law, to determine the quantity of Compound that it will be able to supply as a result of such shortage, and such Party shall not be deemed to be in breach of this Agreement for failure to supply quantities of such Party’s Compound hereunder as a result of such shortage.  In case of one Party’s shortage of its Compound, the other Party shall be relieved of its obligations under this Agreement as they directly relate to the shortage.

8.11    Regulatory Responsibility.  The responsibilities of the Parties with respect to communication and filings with Regulatory Authorities related to the Compounds supplied hereunder in connection with the applicable Study will be as set forth in the Pharmacovigilance Agreement and the applicable Clinical Supply Quality Agreement entered into by the Parties or their Affiliates in connection herewith, except that the Non-Responsible Party will separately submit any CMC information with respect to the Non-Responsible Party’s Compound directly to any Regulatory Authorities, or delegate such responsibility to the Responsible Party, as may be necessary.

8.12    Records; Audit Rights.  The Responsible Party will keep complete and accurate records pertaining to its use and disposition of the Non-Responsible Party’s Compound (including its storage, shipping (cold chain) and chain of custody activities) and, upon reasonable request of the Non-Responsible Party, will make such records open to review by the Non-Responsible Party for the purpose of conducting investigations for the determination of the safety and/or efficacy of the Non-Responsible Party’s Compound and the Responsible Party’s compliance with this Agreement with respect to the Non-Responsible Party’s Compound.

8.13    Quality.  Quality matters related to the Manufacture and supply of the Compounds shall be governed by the terms of the applicable Clinical Supply Quality Agreement in addition to the relevant quality terms of this Agreement. As soon as reasonably practical after the Study Effective Date (but in all cases before the first shipment of Product to a Party hereunder), the Parties shall enter into the Clinical Supply Quality Agreement with respect to the supply of Product to be supplied to the other Party hereunder.

8.14    Quality Control.  Each Party shall implement and perform operating procedures and controls for sampling, stability and other testing of its Compound, and for validation, documentation and release of its Compound and such other quality assurance and quality control procedures as are required by the Specifications, cGMPs and the applicable Clinical Supply Quality Agreement.

8.15    Audits and Inspections.  The Parties’ audit and inspection rights are governed by the terms of the applicable Clinical Supply Quality Agreement.

8.16    Recalls.  Recalls of the Compounds shall be governed by the terms of the applicable Clinical Supply Quality Agreement.

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9.                                      Confidentiality.

9.1      Obligations of Non-Use and Non-Disclosure.

9.1.1       Replimune and Regeneron agree to hold in confidence any Confidential Information provided by the other Party, and neither Party shall use Confidential Information of the other Party except to fulfill such Party’s obligations under this Agreement.  Without limiting the foregoing, Regeneron may not use Confidential Information disclosed by or on behalf of Replimune relating to the [ ]*.  Replimune may not use Confidential Information disclosed by or on behalf of Regeneron relating to the [ ]* or the [ ]* other than for purposes of each Study.

9.1.2       Neither Party shall, without the prior written permission of the other Party, disclose any Confidential Information of the other Party to any Third Party except to the extent disclosure (i) is required by Applicable Law, including any securities laws or regulations; (ii) is pursuant to the terms of this Agreement; or (iii) is necessary for the conduct of each Study, and in each case ((i) through (iii)) provided that the disclosing Party shall provide reasonable advance notice to the other Party before making such disclosure and further provided that the recipient of such Confidential Information shall be bound by an obligation of confidentiality at least as stringent as the obligations contained herein, except where otherwise provided in Section 9.1.3.  For the avoidance of doubt, the Responsible Party may, without the other Party’s consent, disclose the other Party’s Confidential Information to clinical trial sites and clinical trial investigators performing the applicable Study, vendors that provide clinical trial services, the data safety monitoring and advisory board relating to the applicable Study, and regulatory agencies such as the FDA, EMA or other Regulatory Authorities working with the Responsible Party on the applicable Study, in each case to the extent necessary for the performance of the applicable Study and provided that such persons (other than governmental entities) are bound by an obligation of confidentiality at least as stringent as the obligations contained herein for a period of at least five (5) years.

9.1.3       Notwithstanding the foregoing, Regeneron may share Confidential Information of Replimune with [ ]* in connection with the development and commercialization of the Regeneron Compound under Regeneron’s collaboration with [ ]*.  In addition, and notwithstanding the foregoing clauses of this Section 9.1, each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a)           prosecuting or defending litigation;

(b)           complying with the rules or regulations of any securities exchange on which such Party’s stock is listed; and

(c)           (A) in communications with actual and/or bona fide [ ]* under confidentiality provisions as least as protective of Confidential Information as those of this Agreement; provided such disclosure shall be limited to the [ ]*; provided that (i) neither Party may disclose [ ]* in violation of the exclusivity restrictions on Competitive Studies as set forth in Section 2.7 and (ii) Regeneron may not disclose [ ]* and Replimune may not disclose [ ]*, in each

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case with respect to a [ ]* Study, in the case where Sponsoring Party is in compliance with respect to its obligations under Section 12.2 but the data from the Study has not yet been published or publicly presented, unless the other Party has had an opportunity to review and approve the contents of such disclosure, such approval not to be unreasonably withheld, it being understood that no such consent may not be withheld for the disclosure [ ]* from such Study, and (B) in communications with actual and/or bona fide potential investors (including firewalled strategic investors) under confidentiality provisions as least as protective of Confidential Information as those of this Agreement; provided that, such disclosure shall be limited to Clinical Data and such confidentiality obligations shall extend for such time periods as are common in the industry, but in no event for less than twelve (12) months. [ ]*

9.2      Notwithstanding the foregoing, if a Party is required or otherwise intends to make a disclosure of any other Party’s Confidential Information pursuant to this Section 9.1.3(a), it shall give [ ]* advance notice to such other Party of such impending disclosure and, in the case of disclosures under clause (a), endeavor in good faith to secure confidential treatment of such Confidential Information and/or reasonably assist the Party that owns such Confidential Information in seeking a protective order or other confidential treatment. If a Party is required by Applicable Law to disclose Confidential Information that is subject to 9.1.3(b), such Party shall, to the extent permitted by Applicable Law, [ ]* inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations and such Party shall disclose only that portion of the Confidential Information it is required to disclose by Applicable Law. The Party required by Applicable Law to disclose the other Party’s Confidential Information shall cooperate with the other Party, at the other Party’s expense, in any attempt the other Party may make to obtain a protective order for its Confidential Information. If either Party concludes that a copy of this Agreement must be filed with the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States, such Party will provide the other Party with a copy of this Agreement showing any provisions hereof as to which the Party proposes to request confidential treatment, will provide the other Party with an opportunity to comment on any such proposed redactions and to suggest additional redactions, and will take such Party’s reasonable and timely comments into consideration before filing the Agreement. Notwithstanding the foregoing Sections 9.1.1 and 9.1.2, (i) Inventions that constitute Confidential Information and are jointly owned by the Parties shall constitute the Confidential Information of both Parties and each Party shall have the right to use such Confidential Information consistent with Articles 10, 11 and 12 and (ii) Inventions that constitute Confidential Information and are solely owned by one Party shall constitute the Confidential Information of that Party and each Party shall have the right to use such Confidential Information consistent with Articles 10, 11 and 12.

9.3      All Confidential Information containing personal identifiable data shall be handled in accordance with all data protection and privacy laws, rules and regulations applicable to such Party.

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10.                               Intellectual Property.

10.1    Joint Ownership and Prosecution.

10.1.1     Subject to the provisions of Sections 10.2 and 10.3, all rights to all Inventions relating to the Combination or improvements thereto (each a “Jointly Owned Invention”), and all Know-How that (i) is generated by either or both of the Parties in the course of the conduct of its activities under this Agreement, and (ii) is not a Jointly Owned Invention (“Collaboration Know-How”), shall be owned jointly by Replimune and Regeneron, and each Party hereby assigns to the other a joint ownership interest in all such Jointly Owned Inventions and Collaboration Know-How. Replimune and Regeneron shall each be entitled to use the Jointly Owned Inventions and Collaboration Know-How without accounting or financial payment to the other Party and without the consent of the other Party.  For those countries where a specific license is required for a joint owner of a Jointly Owned Invention or Collaboration Know-How to practice such Jointly Owned Invention or Collaboration Know-How in such countries, or to sublicense its rights thereunder (i) Regeneron hereby grants to Replimune a perpetual, irrevocable, non-exclusive, worldwide, royalty-free, fully paid-up license, transferable and sublicensable, under Regeneron’s right, title and interest in and to all Jointly Owned Inventions and Collaboration Know-How to use such Inventions in accordance with the terms and conditions of this Agreement (including subject to Section 2.7) and (ii) Replimune hereby grants to Regeneron a perpetual, irrevocable, non-exclusive, worldwide, royalty-free, fully paid-up license, transferable and sublicensable, under Replimune’s right, title and interest in and to all Jointly Owned Inventions and Collaboration Know-How to use such Inventions in accordance with the terms and conditions of this Agreement.  For clarity, the terms of this Agreement do not provide Replimune or Regeneron with any rights, title or interest or any license to the other Party’s background intellectual property except as necessary to conduct the applicable Study hereunder.

10.1.2     Promptly following the Effective Date, patent representatives of each of the Parties shall meet (in person or by telephone) to discuss the patenting strategy for any Jointly Owned Inventions that may arise.  In particular, the Parties shall discuss which Party will file a patent application (including any provisional, substitution, divisional, continuation, continuation in part, reissue, renewal, reexamination, extension, supplementary protection certificate and the like) in respect of any Jointly Owned Invention (each, a “Joint Patent Application”) and whether the Parties wish to appoint joint patent counsel.  In any event, the Parties shall consult and reasonably cooperate with one another in, and shall equally share the expenses for, the preparation, filing, prosecution (including prosecution strategy) and maintenance of Joint Patent Applications and Joint Patents, including defense of any invalidity challenges thereto.  In the event that one Party (the “Filing Party”) wishes to file a patent application for a Jointly Owned Invention and the other Party (the “Non-filing Party”) does not want to file any patent application for such Jointly Owned Invention or does not want to file in a particular country, the Non-filing Party shall execute such documents and perform such acts at the Filing Party’s expense as may be reasonably necessary to effect an assignment of such Jointly Owned Invention to the Filing Party (in such country or all countries, as applicable) in a timely manner to allow the Filing Party to prosecute such patent application.  Likewise, if a Party (the “Opting-out Party”) wishes to discontinue the prosecution and maintenance of a Joint Patent Application, the other Party, at its sole option (the “Continuing Party”), may continue such prosecution and maintenance.  In such event, the Opting-out Party shall execute such documents and perform such acts at the Continuing Party’s expense as may be reasonably necessary to effect an assignment of such Joint Patent Application to the Continuing Party (in such country or all countries, as applicable) in a timely manner to allow the Continuing Party to prosecute and maintain such patent application.  Any Joint Patent Application

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or Jointly Owned Invention so assigned shall thereafter be owned solely by the Continuing Party or Filing Party (as applicable), and the Opting-out Party or Non-filing Party (as applicable) (i) to the extent in the United States, the European Union, the United Kingdom or Japan, the Opting-out Party or Non-filing Party (as applicable) shall have no right to practice under such Joint Patent Application or any patent claiming such Jointly Owned Invention in the applicable country or countries and, for the avoidance of doubt, any such patent, when issued, shall not be a Joint Patent and (ii) to the extent not in the United States, the European Union, the United Kingdom or Japan, the Opting-out Party or Non-filing Party (as applicable) shall have a royalty free non-exclusive license with the right to sublicense under such patent rights to make, use or sell a Replimune Compound in the case of Replimune and a Regeneron Compound in the name of Regeneron and, for the avoidance of doubt, any such patent, when issued, shall not be a Joint Patent.

10.1.3     Except as expressly provided in Section 10.1.2, each Party agrees to make no patent application based on the other Party’s Confidential Information, and to give no assistance to any Third Party for such application, without the other Party’s prior written authorization.

10.1.4     Each Party shall promptly provide the other Party with written notice reasonably detailing any known or alleged infringement or misappropriation by a Third Party of Joint Patents, as well as any declaratory judgment or similar actions alleging the invalidity, unenforceability or non-infringement of Joint Patents.  Replimune shall have the first right to initiate legal action to enforce all Joint Patents against infringement or misappropriation by any Third Party that is manufacturing, developing, marketing, or seeking to market, an Oncolytic Virus, or to defend any declaratory judgment action relating thereto, at its sole expense.  In the event such course of action includes litigation, Regeneron may choose, at its own expense, to be represented in such action by counsel of its own choice.  If Regeneron is required as a necessary party to such action, each Party shall pay their respective expenses associated therewith.  In the event that Replimune fails to initiate or defend such action, Regeneron shall not have any right to do so without consent of Replimune.  Each Party shall keep the other Party reasonably informed as to any legal or commercial courses of action it pursues pursuant to this subsection.  Regeneron shall have the first right to initiate legal action to enforce all Joint Patents against infringement or misappropriation by any Third Party that is manufacturing, developing, marketing, or seeking to market, a PD-1 Antagonist, or to defend any declaratory judgment action relating thereto, at its sole expense.  In the event such course of action includes litigation, Replimune may choose, at its own expense, to be represented in such action by counsel of its own choice.  If Replimune is required as a necessary party to such action, each Party shall pay their respective expenses associated therewith.  In the event that Regeneron fails to initiate or defend such action, Replimune shall not have any right to do so without consent of Regeneron.  Each Party shall keep the other Party reasonably informed as to any legal or commercial courses of action it pursues pursuant to this subsection.  In connection with any proceeding, neither Party shall enter into any settlement without the prior written consent of the other Party. Neither Party shall have the first right to initiate legal action to enforce all Joint Patents against infringement or misappropriation by any Third Party that is manufacturing, developing, marketing, or seeking to market, the Combination, or to defend any declaratory judgment action relating thereto, at its sole expense, and the Parties shall not proceed in any such action unless and until they agree on which Party shall be the initiating Party in any such action.

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10.1.5     If one Party brings any prosecution or enforcement action or proceeding against a Third Party with respect to any Joint Patent, the second Party agrees to be joined as a party plaintiff where necessary and to give the first Party reasonable assistance and authority to file and prosecute the suit, at the first Party’s expense.  The costs and expenses of the Party bringing suit under this Section 10.1.5 shall be borne by such Party, and any damages or other monetary awards recovered shall be shared as follows, unless otherwise agreed by the Parties: (i) the amount of such recovery actually received by the Party controlling such action shall be first applied proportionately to the out-of-pocket costs of each Party in connection with such action; and then (ii) any remaining proceeds shall be divided evenly between Replimune and Regeneron.  A settlement or consent judgment or other voluntary final disposition of a suit under this Section 10.1.5 may not be entered into without the consent of the Party not bringing the suit.

10.2    Inventions Owned by Replimune.  Notwithstanding Section 10.1, the Parties agree that all rights to (a) all Inventions relating solely to the Replimune Compound (regardless of inventorship) and (b) all Know-How (as distinct from Clinical Data which is covered by Section 3.7) that is generated (by either or both Parties) in the course of the conduct of its activities under this Agreement and relating solely to the Replimune Compound, in each case, are the exclusive property of Replimune, and Regeneron hereby assigns any rights therein to Replimune.  Replimune shall be entitled to file in its own name relevant patent applications and to own resultant patent rights for any such Invention.

10.3    Inventions Owned by Regeneron.  Notwithstanding Section 10.1, the Parties agree that all rights to (a) all Inventions relating solely to the Regeneron Compound (regardless of inventorship) and (b) all Know-How (as distinct from Clinical Data which is covered by Section 3.7) that is generated (by either or both Parties) in the course of the conduct of its activities under this Agreement and relating solely to the Regeneron Compound, in each case, are the exclusive property of Regeneron, and Replimune hereby assigns any rights therein to Regeneron.  Regeneron shall be entitled to file in its own name relevant patent applications and to own resultant patent rights for any such Invention.

11.                               Reprints; Rights of Cross-Reference.

Consistent with applicable copyright and other laws, each Party may use, refer to, and disseminate reprints of scientific, medical and other published articles and materials from journals, conferences and/or symposia relating to each Study which disclose the name of the other Party, provided such use does not constitute an endorsement of any commercial product or service by the other Party.

12.                               Publications.

12.1    The Sponsoring Party will register each Study with the Clinical Trials Registry located at www.clinicaltrials.gov no sooner than one (1) week prior to the date of First Site Ready for such Study (the “First Site Ready Date”), and no later than the First Site Ready Date, except to the extent required otherwise by Applicable Law.  The Sponsoring Party is committed to timely publication of the results following Study Completion for a Study, after the Parties (or relevant Party) have taken appropriate action to secure intellectual property rights (if any) arising

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from such Study. Authorship of publications of the Clinical Data for a Study will be determined in accordance with appropriate scientific and academic standards and customs.  Proper acknowledgement will be made for the contributions of each Party to the Clinical Data for each Study.

12.2    The Sponsoring Party shall use reasonable efforts to publish or present scientific papers dealing with each Study in accordance with accepted scientific practice and its internal policies and procedures.

12.3    The Parties agree that prior to submission of the results of each Study for publication or presentation or any other dissemination of results including oral dissemination, the publishing Party shall invite the other to comment on the content of the material to be published or presented according to the following procedure:

(i)            At least [ ]* prior to submission for publication of any paper, letter or any other publication, or [ ]* prior to submission for presentation of any abstract, poster, talk or any other presentation, the publishing Party shall provide to the other Party the full details of the proposed publication or presentation in an electronic version (cd-rom or email attachment).  Upon written request from the other Party, the publishing Party agrees not to submit data for publication/presentation for [ ]* in order to allow for actions to be taken to preserve rights for patent protection.

(ii)           The publishing Party shall give reasonable consideration to any request by the other Party made at least [ ]* prior to the running of the periods mentioned in clause (i) above to modify the publication.

(iii)          The publishing Party shall remove all Confidential Information of the other Party as requested by the other Party before finalizing the publication.

12.4    Neither Party shall publish, for any purpose, the results of the applicable Study without the prior written approval of the other Party, which approval shall be obtained in accordance with the procedure set forth in Section 12.3 (i) through (iii) and shall not be unreasonably delayed, conditioned or withheld.

12.5    Except as required by judicial order or Applicable Law, neither Party shall make any public announcement concerning this Agreement or any Study Plan without the prior written consent of the other Party. The Party preparing any such public announcement pursuant to the previous sentence shall provide the other Party with a draft thereof at least [ ]* prior to the date on which such Party would like to make the public announcement.  Notwithstanding the foregoing, the Parties may issue a joint press release announcing the execution of this Agreement and the associated Study Plan executed concurrently with this Agreement.  Each Party agrees to identify the other Party and acknowledge its support in any press release and any other publication or presentation of the results of the applicable Study.

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13.                               Representations and Warranties; Disclaimers.

13.1    Each of Replimune and Regeneron represents and warrants to the other that it has the full right and authority to enter into this Agreement and to perform its obligations hereunder, that it is authorized by any necessary corporate action to enter into this Agreement and that it has no impediment to enter into the transaction contemplated in this Agreement.

13.2    Neither Party undertakes that any Study shall lead to any particular result, nor is the success of a Study guaranteed.  Neither Party accepts any responsibility for any use that the other Party may make of any Clinical Data nor for advice or information given in connection therewith.

13.3    Anti-Corruption.

13.3.1     In performing their respective obligations hereunder, the Parties acknowledge that the corporate policies of Replimune and Regeneron and their respective Affiliates require that each Party’s business be conducted within the letter and spirit of the law. By signing this Agreement, each Party agrees to conduct the business contemplated herein in a manner that is consistent with all Applicable Law, including the U.S. Foreign Corrupt Practices Act, good business ethics, and its ethics and other corporate policies.

13.3.2     Each Party shall not contact, or otherwise knowingly meet with, any Government Official for the purpose of discussing activities arising out of or in connection with this Agreement, without the prior written approval of the other Party, except where such meeting is consistent with the purpose and terms of this Agreement and in compliance with Applicable Law.

13.3.3     Each Party represents that shall not employ or subcontract with any person or entity that is excluded, debarred, suspended or otherwise ineligible for government programs in the course of performing activities under this Agreement.

13.3.4     Each Party represents that it is not excluded, debarred, suspended, proposed for suspension or debarment, or otherwise ineligible for government programs.

13.4    EXCEPT AS EXPRESSLY PROVIDED HEREIN, REGENERON MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE REGENERON COMPOUND, AND REPLIMUNE MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE REPLIMUNE COMPOUND.  Replimune assumes no responsibility and shall have no liability for the nature, conduct or results of any research, testing or other work performed by or on behalf of Regeneron hereunder.  Regeneron assumes no responsibility and shall have no liability for the nature, conduct or results of any research, testing or other work performed by or on behalf of Replimune hereunder

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14.                               Insurance; Indemnification; Limitation of Liability.

14.1    Insurance.  Each Party warrants that it maintains a policy or program of insurance or self-insurance at levels sufficient to support the indemnification obligations assumed herein. Specifically with regards to clinical trials, whichever party is designated as the Sponsor for the clinical trial, that party will be responsible to procure Products & Clinical Trial Liability insurance with an insurer that has an A.M. Best rating of at least A- VII that is valid for each country/geography that the trial is being conducted in and will name the other party as additional insured on the insurance policy. Upon written request, a Party shall provide evidence of such insurance.

14.2    Indemnification.

14.2.1     Indemnification by Replimune.  Replimune agrees to defend, indemnify and hold harmless Regeneron, its Affiliates, and its and their employees, directors, subcontractors and agents from and against any loss, damage, reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with any claim, proceeding, or investigation by a Third Party arising out of this Agreement or any Study (a “Liability”), to the extent that such Liability (A) was directly caused by (i) negligence or willful misconduct on the part of Replimune (or any of its Affiliates, or its or their employees, directors, subcontractors or agents); (ii) a breach on the part of Replimune of any of its representations and warranties or any other covenants or obligations of Replimune (or any of its Affiliates, or its or their employees, directors, subcontractors or agents) under this Agreement or any Study Plan; or (iii) a breach of Applicable Law by Replimune, or (B) is determined to be attributable solely to the Replimune Compound and not the Combination.

14.2.2     Indemnification by Regeneron.  Regeneron agrees to defend, indemnify and hold harmless Replimune, its Affiliates, and its and their employees, directors, subcontractors and agents from and against any Liability to the extent such Liability (A) was directly caused by (i) negligence or willful misconduct on the part of Regeneron (or any of its Affiliates, or its and their employees, directors, subcontractors or agents); (ii) a breach on the part of Regeneron of any of its representations and warranties or any other covenants or obligations of Regeneron (or any of its Affiliates, or its or their employees, directors, subcontractors or agents) under this Agreement or any Study Plan; or (iii) a breach of Applicable Law by Regeneron; or (B) is determined to be attributable solely to the Regeneron Compound and not the Combination.

14.2.3     Other Liability.  Any Liability that is not indemnifiable under either Section 14.2.1 or 14.2.2 shall be shared equally by the Parties.

14.2.4     Procedure.  The obligations of Regeneron and Replimune under this Section 14.2 are conditioned upon the delivery of written notice to Regeneron or Replimune, as the case might be, of any potential Liability within a reasonable time after the indemnified Party becomes aware of such potential Liability.  The indemnifying Party will have the right to assume the defense of any suit or claim related to the Liability if it has assumed responsibility for the suit or claim in writing.  The indemnified Party may participate in (but not control) the defense thereof at its sole cost and expense.

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14.2.5     Study Subjects.  Neither Party shall offer compensation on behalf of the other Party to any Study subject or bind the other Party to any indemnification obligations in favor of any Study subject without the express written consent of such other Party.

14.3    LIMITATION OF LIABILITY.  OTHER THAN WITH RESPECT TO THE OBLIGATIONS OF EACH PARTY UNDER SECTION 2.7 AND ARTICLE 9, IN NO EVENT SHALL EITHER PARTY (OR ANY OF ITS AFFILIATES OR SUBCONTRACTORS) BE LIABLE TO THE OTHER PARTY FOR, NOR SHALL ANY INDEMNIFIED PARTY HAVE THE RIGHT TO RECOVER, EXCEPT AS PROVIDED BELOW, ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS OR DAMAGES FOR LOST OPPORTUNITIES), WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF (x) THE MANUFACTURE OR USE OF ANY COMPOUND SUPPLIED HEREUNDER OR (y) ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT OR ANY REPRESENTATION, WARRANTY OR COVENANT CONTAINED IN OR MADE PURSUANT TO THIS AGREEMENT, EXCEPT THAT SUCH LIMITATION SHALL NOT APPLY TO ANY LIABILITY FOR DAMAGES PAID OR PAYABLE TO A THIRD PARTY BY AN INDEMNIFYING PARTY  HEREUNDER.

15.                               Use of Name.

Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name, trademark or logo of the other Party for any purpose in connection with the performance of this Agreement.

16.                               Force Majeure.

If in the performance of this Agreement, one of the Parties is prevented, hindered or delayed by reason of any cause beyond such Party’s reasonable control (e.g., war, riots, fire, strike, governmental laws), such Party shall be excused from performance to the extent that it is necessarily prevented, hindered or delayed (“Force Majeure”).  The non-performing Party will notify the other Party of such Force Majeure within ten (10) days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect.  The suspension of performance will be of no greater scope and no longer duration than is necessary and the non-performing Party will use commercially reasonable efforts to remedy its inability to perform.

17.                               Entire Agreement; Modification.

The Parties agree to the full and complete performance of the mutual covenants contained in this Agreement.  This Agreement, together with the Clinical Supply Quality Agreement(s), the Pharmacovigilance Agreement and any Study Plan, constitutes the sole, full and complete agreement by and between the Parties with respect to the subject matter of this Agreement, and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded by this Agreement.  No amendments, changes, additions, deletions

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or modifications to or of this Agreement shall be valid unless reduced to writing and signed by the Parties hereto.

18.                               Assignment.

Neither Party shall assign or transfer this Agreement or any Study Plan without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that either Party may assign this Agreement or any Study Plan, in whole or in part, to one or more of its Affiliates without the other Party’s consent, and any and all rights and obligations of either Party may be exercised or performed by its Affiliates, provided that such Affiliates agree to be bound by this Agreement.  Notwithstanding the foregoing, Regeneron may, without Replimune’s consent, assign this Agreement and the Study Plans and its rights and obligations hereunder and thereunder in connection with a Change of Control of Regeneron and Replimune may, without Regeneron’s consent, assign this Agreement and the Study Plans and its rights and obligations hereunder and thereunder in connection with a Change of Control of Replimune.

19.                               Invalid Provision.

If any provision of this Agreement is held to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision. In lieu of the illegal, invalid or unenforceable provision, the Parties shall negotiate in good faith to agree upon a reasonable provision that is legal, valid and enforceable to carry out as nearly as practicable the original intention of the entire Agreement.

20.                               No Additional Obligations.

Replimune and Regeneron have no obligation to renew this Agreement or apply this Agreement to any clinical trial other than each Study.  Neither Party is under any obligation to enter into another type of agreement at this time or in the future.

21.                               Dispute Resolution and Jurisdiction.

21.1    The Parties shall attempt in good faith to settle all disputes arising out of or in connection with this Agreement or any Study Plan in an amicable manner.  Any claim, dispute or controversy arising out of or relating to this Agreement or any Study Plan, including the breach, termination or validity hereof or thereof (each, a “Dispute”), shall be governed by and construed in accordance with the substantive laws of the State of New York, without giving effect to its choice of law principles.

21.2    Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York solely and specifically for the purposes of any action or proceeding arising out of or in connection with this Agreement (other than appeals therefrom), waives any objections to such jurisdiction and venue and agrees not to commence any action, suit or proceeding relating to this Agreement except in such courts.

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21.3    Nothing contained in this Agreement or any Study Plan shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed or maintained notwithstanding any ongoing discussions between the Parties.

22.                               Notices.

All notices or other communications that are required or permitted hereunder shall be in writing and delivered personally, sent by facsimile (and promptly confirmed by personal delivery or overnight courier), or sent by internationally-recognized overnight courier addressed as follows:

If to Replimune, to:

Replimune Group, Inc.

18 Commerce Way Suite 4800

Woburn, Massachusetts 01801

Attention: Robert Coffin, CEO

With a copy to:

Replimune Group, Inc.

18 Commerce Way Suite 4800

Woburn, Massachusetts 01801

Attention: Pamela Esposito, CBO

If to Regeneron, to:

Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, New York 10591
Attention:  General Counsel

With a copy (which shall not constitute notice) to:

Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, New York 10591
Attention:  Vice President, Head of Business Development

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23.                               Relationship of the Parties.

The relationship between the Parties is and shall be that of independent contractors, and does not and shall not constitute a partnership, joint venture, agency or fiduciary relationship.  Neither Party shall have the authority to make any statements, representations or commitments of any kind, or take any actions, which are binding on the other Party, except with the prior written consent of the other Party to do so.  All persons employed by a Party will be the employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

24.                               Counterparts and Due Execution.

This Agreement and any amendment may be executed in two (2) or more counterparts (including by way of facsimile or electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, notwithstanding any electronic transmission, storage and printing of copies of this Agreement from computers or printers.  When executed by the Parties, this Agreement shall constitute an original instrument, notwithstanding any electronic transmission, storage and printing of copies of this Agreement from computers or printers.  For clarity, facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.

25.                               Construction.

Except where the context otherwise requires, wherever used, the singular will include the plural, the plural the singular, the use of any gender will be applicable to all genders, and the word “or” is used in the inclusive sense (and/or).  Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days.  The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.  The term “including” as used herein shall be deemed to be followed by the phrase “without limitation” or like expression.  The term “will” as used herein means shall.  References to “Article,” “Section” or “Appendix” are references to the numbered sections of this Agreement and the appendices attached to this Agreement, unless expressly stated otherwise.  Except where the context otherwise requires, references to this “Agreement” shall include the appendices attached to this Agreement.  The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction will be applied against either Party hereto.

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IN WITNESS WHEREOF, the respective representatives of the Parties have executed this Agreement as of the Effective Date.

REPLIMUNE, INC

By:	/s/ Robert Coffin

Robert Coffin
Name

Chief Executive Officer
Title

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IN WITNESS WHEREOF, the respective representatives of the Parties have executed this Agreement as of the Effective Date.

REGENERON PHARMACEUTICALS, INC.

By:	/s/ Leonard Schleifer

Leonard Schleifer, MD, PhD
Name

Chief Executive Officer
Title

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Appendix A

FORM OF STUDY PLAN

Study Plan No. [•]

This Study Plan No. [•] (“Study Plan No. [•]”) is governed by the terms of that certain Master Clinical Trial Collaboration and Supply Agreement in effect by and among is by and among Regeneron Pharmaceuticals, Inc., having a place of business at 777 Old Saw Mill River Road, Tarrytown, NY 10591 (“Regeneron”), and [Replimune Ltd. having a place of business at 18 Commerce Way, Woburn, MA 01801] (“Replimune”), dated [DATE], 2018 (the “Agreement”).  Any item in this Study Plan No. [•] that is inconsistent with Sections 1-25 of the Agreement is invalid unless this Study Plan No. [•] expressly states that the Parties intend to amend a specific provision of Sections 1-25 of the Agreement and has been duly executed by appropriate authorized representatives of the Parties.

(a)                                 Study Identifier (including tumor type, line of therapy, study number):

(b)                                 Study Effective Date:  [DATE]

(c)                                  Sponsoring Party:  [PARTY]

(d)                                 Project Manager:

(i)                                     Replimune:

(ii)                                  Regeneron:

(e)                                  Wire Instructions:

(i)                                     Replimune:

(ii)                                  Regeneron:

(f)                                   Protocol (or Protocol Synopsis):  See Exhibit 1.

(g)                                  Compound Supply:  See Exhibit 2.

(h)                                 Sample Analysis and Ownership and Sharing:  See Exhibit 3.

(i)                                     Clinical Obligations Schedule:  See Exhibit 4.

(j)                                    Budget and Cost Share:  See Exhibit 5.

(k)                                 Press Release: See Exhibit 6.  [NTD: Include only if Study is not the subject of a Press Release issued upon execution of the Master Agreement]

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(l)                                     Other deviations

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IN WITNESS WHEREOF, the respective representatives of the Parties have executed this Study Plan No. [•] as of the Study Effective Date.

REPLIMUNE, INC.

By:

Name

Title

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IN WITNESS WHEREOF, the respective representatives of the Parties have executed this Study Plan No. [•] as of the Study Effective Date.

REGENERON PHARMACEUTICALS, INC.

By:

Name:
Title:

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Exhibit 1

PROTOCOL (OR PROTOCOL SYNOPSIS)

[SEE ATTACHED]

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Exhibit 2

COMPOUND SUPPLY

[SEE ATTACHED]

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Exhibit 3

SAMPLE ANALYSIS OWNERSHIP AND SHARING

[SEE ATTACHED]

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Exhibit 4

CLINICAL OBLIGATIONS SCHEDULE

[SEE ATTACHED]

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Exhibit 5

BUDGET AND COST SHARE

[SEE ATTACHED]

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Exhibit 6

PRESS RELEASE

[SEE ATTACHED]

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